Exhibit 10.1
This AMENDMENT AND RESTATEMENT AGREEMENT (this “Amendment”), dated as of December 12, 2022, is entered into by and among AMYRIS, INC., a Delaware corporation (the “Parent” or the “Borrower”), Amyris Clean Beauty, Inc., a Delaware corporation, Amyris Fuels, LLC, a Delaware limited liability company, AB Technologies LLC, a Delaware limited liability company, and any other Subsidiary of Parent that has delivered a Joinder Agreement (as defined herein) (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors” and together with Parent, collectively, the “Obligors” and each an “Obligor”), and DSM FINANCE B.V., a Netherlands private company with limited liability company, in its capacity as lender (the “Lender”).
A.The parties hereto have entered into that certain Loan and Security Agreement dated as of October 11, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”); and
B.The parties hereto wish to amend and restate the Existing Loan Agreement on the terms and conditions set forth herein (the Existing Loan Agreement, as so restated, the “Amended Loan Agreement”).
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Amended Loan Agreement.
Section 2. Amendment and Restatement. Subject to the satisfaction of the conditions set forth in Section 3 and in reliance upon the representations and warranties of the Obligors set forth in Section 4.1, the Existing Loan Agreement (excluding the schedules and exhibits thereto, which shall remain in full force and effect) is hereby amended and restated as set forth on Annex A to this Amendment.
Section 3. Conditions Precedent. This Amendment shall become effective on the date (the “Effective Date”) on which the Lender shall have received, in each case in form and substance acceptable to the Lender:
3.1.copies of executed originals of this Agreement;
3.2.an effective amendment and consent to each of the 2019 Foris Loan Agreement and the 2022 Foris Loan Agreement satisfactory to the Lender and signed by Foris and the Borrower;
3.3.all applicable documentation evidencing the release of Liens on the Pledge Collateral (as defined in the Amended Loan Agreement) securing Indebtedness under the 2019 Foris Loan Agreement and Indebtedness under the 2022 Foris Loan Agreement (including the applicable UCC-3 amendments);
3.4.an agreement by and among the Lender, Amyris RealSweet LLC (“RealSweet”) and its members;
3.5.certified copies, dated as of a recent date, of searches for financing statement filed in the central filing office of the state of Delaware for the Borrower and RealSweet;
3.6.an opinion of Fenwick & West LLP;

3.7.a Solvency Certificate;
3.8.a certificate duly executed by an officer of each Obligor with respect to (among other things) each Obligor’s (A) operating documents and (B) resolutions;
3.9.a certificate duly executed by an officer of RealSweet with respect to RealSweet’s (A) operating documents and (B) resolutions;
3.10.the operating documents of the Obligors, long-form good standing certificates of the Obligors certified by the Secretary of State of the state of Delaware and short-form good standing certificates of the Obligors certified by the Secretary of State (or equivalent agency) of each other jurisdiction in which Obligor is qualified to conduct business;
3.11.a UCC-1 financing statement for Amyris, Inc. related to the Pledge Collateral to be filed listing the Lender as Secured Party;
3.12.a Pledge Agreement signed by the Borrower;
3.13.payment of Lender’s costs and expenses, including counsel fees;
3.14.the consolidated balance sheet and income statement for Amyris RealSweet LLC and its Subsidiaries as of and for the fiscal quarter ended September 30, 2022 (the “RealSweet Financial Statements”); and
3.15.such other customary closing deliverables as the Lender may reasonably require and as is substantially consistent with the closing deliverables set forth in Section 4.1(a) or Section 4.2 of the Amended Loan Agreement.
Section 4. Miscellaneous.
4.1.     Representations and Warranties. Each Obligor hereby represents and warrants to the Lender that, as of the Effective Date, both immediately before and immediately after giving effect to this Amendment and the consummation of the transactions contemplated by this Amendment (including the funding of Tranche 3 on the Effective Date and the application of the proceeds thereof), (a) each of this Amendment and the Amended Loan Agreement constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as limited by Bankruptcy Laws and equitable principles, (b) each of the representations and warranties of the Obligors set forth in the Amended Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date (or with respect to representations and warranties expressly relating to an earlier date are true and correct in all material respects on and as of such earlier date), provided that if a representation or warranty is qualified or modified as to materiality, with respect to such representation or warranty, such materiality qualifier shall be disregarded, (c) no Default or Event of Default shall exist, (d) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, (e) all amounts available under the 2019 Foris Loan Agreement and the 2022 Foris Loan Agreement shall have been fully drawn by the Borrower, and (f) the RealSweet Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods covered (except as disclosed therein and for the absence of footnotes and subject to normal year-end adjustments) and present fairly in all material respects the consolidated financial position of RealSweet and its Subsidiaries as of the dates thereof and for the periods referred to therein.
4.2.     Reaffirmations. The Obligors hereby acknowledge and confirm to the Lender that (a) each Loan Document to which each such Obligor is a party is hereby reaffirmed and ratified without qualification and is and remains in full force and effect in accordance with its terms, (b) after giving effect to this Amendment, the Liens and security interests of the Lender under the Loan Documents continue in full force and effect in accordance with their respective terms and have the same priority as immediately prior to giving effect to this Amendment, (c) the constitutional and organizational documents of the Obligors, resolutions and incumbency certificates previously delivered to the Lender remain in full force and effect as of the Effective Date and have not been amended, modified or rescinded prior to the date hereof, and (d) after giving effect to this Amendment, all of their obligations and liabilities under the Existing Loan Agreement and the other Loan Documents to which they are party, as such obligations and liabilities have been amended by this Amendment, are reaffirmed and remain in full force and effect.
4.3.     Loan Document. On and after the Effective Date, each reference in the Amended Loan Agreement to “hereunder”, “hereof”, “Agreement”, “this Agreement” or words of like import and each reference in the other Loan Documents to “Loan Agreement”, “Loan and Security Credit Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Amended Loan Agreement. From and after the Effective Date, this Agreement shall be a Loan Document under the Amended Credit Agreement.
4.4.     No Other Changes. Except as specifically amended by this Amendment, all provisions of the Loan Documents shall remain in full force and effect.
4.5.     No Partnership. Each Obligor agrees that the relationship between it, on one hand, and the Lender, on the other hand, under the Loan Documents is that of creditor and debtor and not that of partners or joint venturers. This Amendment does not constitute a partnership agreement or any other association among the parties. Each of the Obligors acknowledges that the Lender has (a) at all times in connection with the Loan Documents only as a creditor to it within the normal and usual scope of the activities normally undertaken by a creditor and in no event has the Lender attempted to exercise any control over it or its business or affairs, and (b) not taken or failed to take any action under or in connection with its respective rights under any of the Loan Documents that in any way, or to any extent, has interfered with or adversely affected its ownership of Collateral.
4.6.     Release.
4.6.1     In consideration of the agreements of the Lender set forth herein, each Obligor hereby releases, remises, acquits and forever discharges the Lender and the Lender’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporation, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all action and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment and the other Loan Documents (all of the foregoing hereinafter called the “Released Matters”). Each Obligor acknowledges that the agreements in this section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Obligor represents and warrants to the Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest of such Obligor in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

4.6.2     Each Obligor understands, acknowledges, and agrees that the release set forth above may be pleaded as a full and complete defense to any Released Matter and may be used as a basis for an injunction against any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the provisions of such release.
4.6.3     Each Obligor agrees that no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute, and unconditional nature of the release set forth above.
4.6.4     In furtherance hereof, each Obligor expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, to the extent applicable, and each Obligor expressly waives and relinquishes all rights and benefits under that section or any provision of New York law with similar effect. Section 1542 provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
4.6.5     By entering into this Amendment, each Obligor recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of such Obligor hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if such Obligor should subsequently discover that any fact that it relied upon in entering into this Amendment was untrue, or that any understanding of the facts was incorrect, such Obligor shall not be entitled to set aside this Amendment or any release contained herein by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Each Obligor acknowledges that it is not relying upon and has not relied upon any representation or statement made by the Lender with respect to the facts underlying this Amendment or with regard to any of such party’s rights or asserted rights.
4.6.6     The release set forth in this Amendment may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Each Obligor acknowledges that the release contained in this Amendment constitutes a material inducement to the Lender to enter into this Amendment and that the Lender would not have done so but for the Lender’s expectation that such release is valid and enforceable in all events.
4.6.7     Each Obligor hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Released Party that it will not sue (at law, in equity, in any regulatory proceeding, or otherwise) any Released Party on the basis of any Released Matter released, remised, and discharged by such Obligor pursuant to Section 4.7.1 hereof. If any Obligor violates the foregoing covenant, such Obligor, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives, and other representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.
4.7.     No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Existing Loan Agreement, Amended Loan Agreement, the Security Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
4.8.     Governing Law and Forum. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the state of New York, without regard to the conflicts of law provisions of the state of New York. Each Obligor hereby irrevocably waives any objection it would make now or hereafter for the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment brought in the state courts and the federal courts of the United States sitting in New York County, New York, and hereby irrevocably waives any claim that such suit, action, or proceeding has been brought in an inconvenient forum.
4.9.     Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Amended Loan Agreement.
4.10.     Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment.
4.11.     Miscellaneous. Sections 10.1 (Severability), 10.4 (No Strict Construction), 10.5 (No Waiver), 10.6 (Survival), 10.9 (Arbitration) and 10.14 (Counterparts) of the Amended Loan Agreement are deemed incorporated into this Amendment with all necessary changes.
[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Obligors and the Lender have duly executed and delivered this Amendment and Restatement Agreement as of the day and year first above written.

BORROWER:

AMYRIS, INC.

Signature:     /s/ Han Kieftenbeld

Print Name:     Han Kieftenbeld

Title:         Chief Financial Officer
SUBSIDIARY GUARANTORS
AMYRIS CLEAN BEAUTY, INC.

Signature:     /s/ Han Kieftenbeld

Print Name:     Han Kieftenbeld

Title:         Chief Financial Officer
AMYRIS FUELS, LLC

Signature:     /s/ Han Kieftenbeld

Print Name:     Han Kieftenbeld

Title:         Chief Financial Officer
AB TECHNOLOGIES LLC

Signature:     /s/ Han Kieftenbeld

Print Name:     Han Kieftenbeld

Title:         Chief Financial Officer
[SIGNATURE PAGE TO AMENDMENT AND RESTATEMENT AGREEMENT]

LENDER:

DSM FINANCE B.V.

Signature:     /s/ Vivian Huang
Print Name:    Vivian Huang
Title:         Director

Signature:     /s/ Brune Singh
Print Name:     Brune Singh
Title:         Director

[SIGNATURE PAGE TO AMENDMENT AND RESTATEMENT AGREEMENT]

ANNEX A

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made and dated as of December 12, 2022, by and among AMYRIS, INC., a Delaware corporation (the “Borrower”), Amyris Clean Beauty, Inc., a Delaware corporation, Amyris Fuels, LLC, a Delaware limited liability company, AB Technologies LLC, a Delaware limited liability company, and any other Subsidiary of the Borrower that has delivered a Joinder Agreement (as defined herein) (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors” and together with the Borrower, collectively, the “Obligors” and each an “Obligor”), and DSM FINANCE B.V., a Netherlands private company with limited liability, in its capacity as lender (the “Lender”).
Section A. DEFINITIONS AND RULES OF CONSTRUCTION
1.1Unless otherwise defined herein, the following capitalized terms have the following meanings:
“2019 Foris Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated October 28, 2019, by and among the Borrower, the Obligors, as subsidiary guarantors thereunder and Foris Ventures, LLC, the lender thereunder, as amended, restated, amended and restated supplemented or otherwise modified prior to the Closing Date and in a manner permitted under this Agreement.
“2022 Foris Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated September 27, 2022, by and among the Borrower, the Obligors, as subsidiary guarantors thereunder and Foris Ventures, LLC, the lender thereunder, as amended, restated, amended and restated supplemented or otherwise modified prior to the Closing Date and in a manner permitted under this Agreement.
“AAA” has the meaning set forth in Section 10.9.
“AAA Rules” has the meaning set forth in Section 10.9.
“Advance(s)” means any Loan funds advanced under this Agreement.
“Advance Date” means the funding date of any Advance.
“Advance Request” means a request for an Advance submitted by the Borrower to the Lender in substantially the form of Exhibit A.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agreement” means this Loan and Security Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Amendment and Restatement Agreement” means that certain Amendment and Restatement Agreement, dated as of the Amendment and Restatement Effective Date, by and among, the Borrower, the Subsidiary Guarantors and the Lender.
“Amendment and Restatement Effective Date” means December 12, 2022.

“Amortization” has the meaning set forth in Section 2.1(d).
“Amortization Date” has the meaning set forth in Section 2.1(d).
“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.
“Assignee” has the meaning set forth in Section 10.12.
“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).
“Bankruptcy Laws” means, collectively: (i) the Bankruptcy Code; and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Borrower” has the meaning given to it in the preamble to this Agreement.
“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Obligor or which any Obligor intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Obligor since their respective incorporations.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in New York, New York are closed for business.
“Capital Stock” means: (i) in the case of a corporation, corporate stock or shares; (ii) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash” means all cash and liquid funds.
“Cash Equivalents” means, as of any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s Investors Service; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s Investors Service; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by the Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s Investors Service.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended from time to time.
“Change in Control” means (i) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Borrower, sale or exchange of outstanding Capital Stock (or similar transaction or series of related transactions) of the Borrower in which the holders of the Borrower’s outstanding Capital Stock immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50% of the voting power of the surviving entity of such transaction or series of related transactions, in each case without regard to whether the Borrower is the surviving entity or (ii) the Borrower fails to own, directly or indirectly, 100% of the Capital Stock of any of its Subsidiaries.
“Closing Date” means October 11, 2022.
“Collateral” means, collectively, the Earn-Out Collateral and the Pledge Collateral.
“Confidential Information” has the meaning set forth in Section 10.11.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyright License” means any written agreement granting (i) any right to exploit any Copyright, now owned or hereafter acquired by any Obligor or in which any Obligor now holds or hereafter acquires any interest, (ii) an immunity from suit under any Copyright, or (iii) an option to any of the foregoing.
“Copyrights” means all copyrights, whether registered or unregistered and published or unpublished, including copyrights in software, internet web sites, databases and the content thereof, held pursuant to the laws of the United States, any State thereof, or of any other country.
“Default” means any event which, with the passage of time or notice or both, would, unless cured or waived hereunder, become an Event of Default.
“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(1)matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided, that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or
(3)is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (i), (ii) and (iii), no earlier than the 91st day after the Term Loan Maturity Date.
“Dispute” has the meaning set forth in Section 10.9.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Dollars” and “$” each mean lawful money of the United States.
“DSM” means DSM Finance B.V.
“Earn-Out Payment” has the meaning set forth in Section 2.5(b).
“Earn-Out Collateral” means the property described in Section 3.1.
“Environmental Laws” means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, legally binding standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable non-appealable judicial or administrative interpretation thereof, including any applicable legally binding judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety (to the extent related to exposure to Hazardous Materials), the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, costs, losses, damages, fine, penalties and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws or permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to each Obligor, any trade or business (whether or not incorporated) which, together with such Obligor, is treated as a single employer within the meaning of Sections 414(b) or (c) of the IRC (or, solely for purposes of Section 302 of ERISA or Sections 412 and 430 of the IRC, Section 414(m) or (o) of the IRC).
“Event of Default” has the meaning set forth in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Foreclosed Obligor” has the meaning set forth in Section 11.12.
“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized or formed under the laws of any state within the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Closing Date.
“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Group Members” means the Obligors and their respective Subsidiaries and “Group Member” means any of them.
“Hazardous Material” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other similar substance to the extent each of the foregoing is regulated by any Environmental Law.
“Indebtedness” means indebtedness of any kind, including without limitation (i) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, (iv) all Contingent Obligations, and (v) Disqualified Stock.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” means all of each Obligors’ (i) rights anywhere in the world in and to Copyrights; Trademarks; Patents; Licenses; trade secrets, confidential and proprietary information, including know-how, manufacturing and production processes and techniques, research and development information, databases and data, customer and supplier lists and information; inventions; mask works; domain names and social media identifiers; all other intellectual and industrial property rights of any type; and the rights to sue for past, present and future infringement, misappropriation or other violation of any of the foregoing and any harm to the goodwill associated therewith, and (ii) all tangible embodiments of the foregoing.
“Indemnified Person” has the meaning set forth in Section 6.2.
“Interest Payment Date” has the meaning set forth in Section 2.1(c).
“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person (including the acquisition thereof), or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets or a business line or division of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.
“IRC” means the Internal Revenue Code of 1986, as amended, and any successor thereto (unless otherwise specified therein).
“IRS” means the Internal Revenue Service, or any successor thereto.

“Joinder Agreement(s)” means for each Domestic Subsidiary that is required to be a Subsidiary Guarantor, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.
“Laws” means any federal, state, local and foreign statute, law, treaty, judicial decision, regulation, guidance, guideline, ordinance, rule, judgment, order, decree, code, injunction, permit, concession, grant, franchise, governmental (or quasi-governmental) agreement, governmental (or quasi-governmental) restriction or determination of an arbitrator, court or other Governmental Authority (whether or not having the force of law), whether now or hereafter in effect.
“Lender” has the meaning set forth in the preamble to this Agreement.
“Letter Agreement” means that certain Letter Agreement between the Lender and the Borrower dated on or about the date of this Agreement.
“Liabilities” has the meaning set forth in Section 6.2.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Agreement.
“Litigation” has the meaning set forth in Section 5.5.
“Loan” means the Advances made under this Agreement.
“Loan Documents” means this Agreement, the Restatement Agreement, the Letter Agreement, the RealSweet Letter Agreement, the Notes (if any), the Joinder Agreements, all UCC financing statements, each Security Document and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, restated, amended and restated, supplemented or modified.
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of the Obligors; or (ii) the ability of the Obligors to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of the Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or the Lender’s Liens on the Collateral or the priority of such Liens.
“Maximum Rate” has the meaning set forth in Section 2.2.
“Minimum Revenue” has the meaning set forth in the Letter Agreement.
“Note” means each Term Note issued hereunder.
“Obligor” has the meaning given to it in the preamble.
“OFAC” has the meaning set forth in Section 5.19(b).
“Patent License” means any written agreement in which any Obligor now holds or hereafter acquires any interest that (i) grants any right with respect to any invention or any Patent, (ii) agrees to refrain from asserting or grants immunity from suit under any Patent or invention, or (iii) grants an option to any of the foregoing.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all applications (including provisional, continuation (in-whole or in-part), and divisional applications) of the foregoing and any other pre-grant variations thereof, and all reissues, reexaminations, renewals, extensions and other post-grant variations thereof in the United States or any other country.
“Permitted Acquisitions” means any acquisition by any Obligor or any of its Subsidiaries of all or substantially all of the Capital Stock of another Person or all or substantially all of the assets of another Person or a business unit thereof, in each case subject to the following conditions: (i) immediately before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing, (ii) the representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such acquisition as though made on and as of such date (immediately after giving effect to such acquisition), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, (iii) immediately before and after giving effect to such acquisition, each Obligor and its Subsidiaries shall remain in compliance with the covenant contained in Section 7.11(c), (iv) to the extent applicable, each target entity being acquired as part of such acquisition shall execute and deliver to the Lender on the date of such acquisition a Joinder Agreement in accordance with the terms of Section 7.12 and (v) the Borrower shall deliver a certificate to the Lender on the date of such acquisition duly executed by an officer of the Borrower certifying as to the matters described in the foregoing clauses (i) through (iv).
“Permitted Collateral Liens” means any and all of the following: (i) Liens on the Collateral in favor of the Lender; (ii) Liens on the Collateral for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that each Obligor maintains adequate reserves therefor in accordance with GAAP; and (iii) Liens on the Collateral arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder.
“Permitted Disposition” has the meaning set forth in the Letter Agreement.
“Permitted Indebtedness” means (i) Indebtedness of the Obligors in favor of the Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on, or committed for but not yet outstanding as of, the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness in an aggregate amount not to exceed $30,000,000, secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment and related expenses financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business due within 90 days, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of any Obligor or a Subsidiary thereof existing on the Closing Date which is disclosed in Schedule 1A, and otherwise in an amount not to exceed $5,000,000 in the aggregate; (vii)  Contingent Obligations that are guarantees of Indebtedness described in clauses (i) through (vi) or other obligations of others that do not otherwise constitute Indebtedness; (viii) extensions and renewals of any items of Permitted Indebtedness described in clause (ii), provided, that the principal amount of any such Permitted Indebtedness is not increased or the terms of any such Permitted Indebtedness are not modified to impose materially more burdensome terms upon any Obligor or its Subsidiary, as the case may be; (ix) Indebtedness of any Obligor or any Subsidiary thereof not otherwise permitted under this Agreement in an aggregate principal amount not to exceed $75,000,000; and (x) Indebtedness of any Person whose Capital Stock is acquired by an Obligor or any of its Subsidiaries in a Permitted Acquisition and was not incurred in connection with, or in contemplation of, such Permitted Acquisition in an aggregate principal amount not to exceed $50,000,000; provided that, notwithstanding the foregoing, for purposes of RealSweet and its Subsidiaries, “Permitted Indebtedness” shall only mean

(i) Indebtedness to trade creditors incurred in the ordinary course of business due within 90 days, including Indebtedness incurred in the ordinary course of business with corporate credit cards and (ii) Indebtedness incurred by Amyris Fermentacao De Performance LTD, a majority-owned Subsidiary of RealSweet, incurred for working capital purposes, in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.
“Permitted Intellectual Property Licenses” means (i) licenses of Intellectual Property rights granted by any Obligor that are in existence at the Closing Date, and (ii) non-perpetual licenses of Intellectual Property rights granted by any Obligor in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during continuance of an Event of Default.
“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either S&P or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of any Obligor under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided, that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Obligors’ business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided, that this subparagraph (vi) shall not apply to Investments of any Obligor in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of any Obligor pursuant to employee stock purchase plans or other similar agreements approved such Obligor’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in existing Domestic Subsidiaries and newly-formed Domestic Subsidiaries, provided, that each such newly-formed Domestic Subsidiary enters into a Joinder Agreement promptly after its formation by any Obligor and execute such other documents as shall be reasonably requested by the Lender; (x) Investments in Subsidiary Guarantors; (xi) Investments in an aggregate amount not to exceed $125,000,000, consisting of (A) Investments in Foreign Subsidiaries that are not Subsidiary Guarantors which are required in the ordinary course of business to fund the day to day operations of the Foreign Subsidiaries, (B) Investments in joint ventures, (C) and Permitted Acquisitions; (xii) Permitted Intellectual Property Licenses; (xiii) Investments in an aggregate amount not to exceed $2,500,000 related to WeMedia Shopping Network Holdings Co., Limited executed in the third quarter of 2022 and (xiv) additional Investments that do not exceed $500,000 in the aggregate.
“Permitted Liens” means any and all of the following: (i) Liens in favor of the Lender; (ii) Liens existing or pending on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that each Obligor maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii)  leasehold interests in leases or subleases and licenses granted in the ordinary course of the Obligors’ business and not interfering in any material respect with the business of the licensor; (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (x) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided, that such Liens extend only to such insurance proceeds and not to any other property or assets); (xi) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiii) Liens on Cash or Cash equivalents securing obligations permitted under clauses (vi) of the definition of Permitted Indebtedness; (xiv) Liens on assets not constituting Collateral securing obligations permitted under clause (ix) of the definition of Permitted Indebtedness in an aggregate principal amount not to exceed $37,500,000 at any time outstanding; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xv) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereof) does not increase; provided that, notwithstanding the foregoing, for purposes of RealSweet and its Subsidiaries, “Permitted Liens” shall only mean (A) Liens permitted to be incurred pursuant to clauses (iii), (iv), (v), (vi), (viii), (ix), (x), (xi) or (xii) of the definition of “Permitted Liens” and (B) Liens on assets of Amyris Fermentacao De Performance LTD securing Permitted Indebtedness thereof.
“Permitted Transfers” means (i) dispositions of inventory sold, and Permitted Intellectual Property Licenses, in each case, in the ordinary course of business, (ii) licenses, strain escrows and similar arrangements for the use of Intellectual Property in the ordinary course of business in connection with collaboration agreements, research and development agreements and joint venture agreements and on arm’s length terms and, to the extent material to any Obligor’s business, approved by such Obligor’s board of directors, (iii) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (iv) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (v) any Transfers of assets to any Subsidiary Guarantor and Transfers consisting of Permitted Investments in Foreign Subsidiaries permitted under clause (xi) of Permitted Investments; (vi) so long as no Default or Event of Default has occurred and is continuing, other Transfers of assets to any Person other than to a Subsidiary that is not a Subsidiary Guarantor or joint venture and which have a fair market value of not more than $250,000 in the aggregate; and (vii) the Permitted Disposition.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Plan” means, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Obligor or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any such Person (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Person).
“Pledge Agreement” means that certain Pledge Agreement dated as of the Amendment and Restatement Effective Date made between the Lender and the Borrower.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Equity Interests, collections thereon and distributions or payments with respect thereto.
“Projections” means the Borrower’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements (which shall report revenue, gross margin, EBITDA and net income); (c) cash flow statements; and (d) capitalization statements, together with appropriate supporting details and a statement of underlying assumptions.
“Purchase Agreement” means, that certain Asset Purchase Agreement, dated as of March 31, 2021, by and among, DSM Nutritional Products Ltd., as buyer and the Borrower, as seller, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Qualified Plan” means a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.
“R&D Credit” has the meaning set forth in the Letter Agreement.
“Real Estate” means all of the real property owned, leased, subleased or used by any Person.
“RealSweet” means Amyris RealSweet LLC, a Delaware limited liability company.
“RealSweet Letter Agreement” means the Amyris RealSweet LLC Letter Agreement, dated as of December 12, 2022 by and among the Borrower, Ingredion Incorporated, RealSweet, and the Lender.
“RealSweet LLC Agreement” means the Limited Liability Agreement of RealSweet, dated as of June 1, 2021, by and among RealSweet, the Borrower and Ingredion Incorporated, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Pledge Collateral” has the meaning set forth in the Pledge Agreement.
“Register” has the meaning set forth in Section 10.12.
“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” has the meaning set forth in Section 5.21.
“Secured Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Advances and interest, fees, costs, expenses and indemnities accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for post-filing or post-petition interest, fees, costs, expenses or indemnities is allowed or allowable in such proceeding) the Advances and all other obligations and liabilities of any Obligor to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Lender that are required to be paid by any Obligor pursuant hereto) or otherwise.
“Secured Pledge Obligations” means all Secured Obligations, other than Secured Obligations directly arising from the Tranche 1 Advances.
“Secured Earn-Out Obligations” means all Secured Obligations, other than Secured Obligations directly arising from the Tranche 3 Advances.

“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Security Agreement” means that certain Security Agreement dated as of the Closing Date made between the Lender and the Borrower.
“Security Documents” means the Security Agreement, the Pledge Agreement and other documents as shall from time to time secure or relate to the Secured Obligations or any other obligation arising under any Loan Document or any part thereof, in each case, executed by any Obligor or any Subsidiary.
“Solvency Certificate” means a certificate duly executed by an officer of the Borrower in the form of Exhibit H.
“Solvent” with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the fair value of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, and (c) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability irrespective of whether such liabilities meet the criteria for accrual under GAAP.
“Structuring Fee” has the meaning set forth in the Letter Agreement.
“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Obligor owns or controls 50.1% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.
“Subsidiary Guarantor Subordinated Indebtedness” has the meaning set forth in Section 11.17.
“Subsidiary Guarantor Subordinated Indebtedness Payments” has the meaning set forth in Section 11.17.
“S&P” means Standard & Poor’s Rating Services and any successor entity thereof.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Interest Rate” means (i) with respect to any Advance under Tranche 1 or Tranche 2, a per annum rate of interest equal to 9.00% and (ii) with respect to any Advance under Tranche 3, a per annum rate of interest equal to 12.00%.
“Term Loan Maturity Date” means (i) with respect to any Advance under Tranche 1 or Tranche 2, October 11, 2025 and (ii) with respect to any Advance under Tranche 3, June 30, 2023.
“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement (i) granting any right to use any Trademark, now owned or hereafter acquired by any Obligor or in which any Obligor now holds or hereafter acquires any interest, (ii) agreeing to refrain from asserting or granting immunity under any Trademark, (iii) to coexist, or (iv) granting an option to any of the foregoing.
“Trademarks” means all trademarks, service marks, domain names, trade names, business names, corporate names, trade dress, logos, designs, slogans, or other indicia of source or origin, whether registered, common law or otherwise, and any applications, recordings, renewals and other post-grant variations of any of the foregoing in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, together, in each case, with the goodwill associated therewith or symbolized thereby.
“Tranche 1” means an Advance in an aggregate principal amount of $50,000,000.
“Tranche 2” means an Advance in an aggregate principal amount of $25,000,000.
“Tranche 3” means Advances in an aggregate principal amount of $25,000,000.
“UCC” or “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the state of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the state of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended, and the rules and regulations promulgated thereunder from time to time in effect.
Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial computations or requirement set forth in any Loan Document, and the Obligors or the Lender shall so request, the Lender and the Obligors shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided, that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Obligors shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. Notwithstanding anything to the contrary contained in this Agreement, each action permitted to be taken or not taken and each determination permitted or required to be made or not made, in each case by the Lender under this Agreement shall be so taken or not taken (or made or not made) by the Lender acting in its sole discretion.
SECTION 2.     THE LOAN
2.1    Loan.
(a)    Advances. Subject to the terms and conditions of this Agreement, the Lender will make Advances to the Borrower up to an aggregate amount not in excess of

$100,000,000 (each, an “Advance”) upon written notice to the Lender set forth in an Advance Request. Such notice shall specify the applicable Advance Date, (i) which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Lender (or such earlier date as may be agreed by the Lender it its sole discretion), in the case of (x) Tranche 2 and (y) Tranche 3, and (ii) which shall be on the Closing Date, in the case of Tranche 1. Any Advance shall become effective and shall be an Advance as of the applicable Advance Date; provided that each of the conditions set forth in Section 4.1, Section 4.2 or Section 4.3, as applicable, shall be satisfied. The Advance Date for Tranche 1 must be the Closing Date and the Advance Date for the Tranche 2 must be on or before December 31, 2022.
(b)    Advance Request. To obtain any Advance, the Borrower shall complete, sign and deliver an Advance Request to the Lender. The Lender shall fund such Advance in the manner requested by such Advance Request provided that each of the conditions precedent to such Advance is satisfied or waived as of the applicable Advance Date for such Advance. Each Advance Request shall be irrevocable.
(c)    Interest. The principal balance of each Advance shall bear interest thereon from the applicable Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Borrower will pay interest in cash on each Advance on the first Business Day of each calendar quarter (each, an “Interest Payment Date”), beginning with the first calendar quarter commencing after the Advance Date for that Advance, and on the Term Loan Maturity Date. In computing interest, the date of the making of any Advance shall be included and the date of payment shall be excluded.
(d)    Payment of Advances.
(i)     (i) Subject to the application of any prepayments in accordance with Sections 2.4 and 2.5 of this Agreement, on each date set out in Column A below (each, an “Amortization Date”) the Borrower shall repay the aggregate Loan principal incurred under Tranche 1 as indicated below in the amounts set out in Column B below opposite that Amortization Date (each, an “Amortization”), or, if less, the remaining outstanding principal amount of the Loan.

Column A	Column B
October 11, 2023	$25,000,000
October 11, 2024	$25,000,000

If an Amortization Date falls on a day which is not a Business Day, the Amortization due on that Amortization Date will be made on the immediately preceding Business Day. The amount of any such Amortization Payments shall be reduced by the principal amount of any prepayments made pursuant to Section 2.5 in accordance with the terms thereof.
(ii)     The entire Loan principal balance and all accrued but unpaid interest hereunder together with all fees and expenses payable hereunder, shall be due and payable on the Term Loan Maturity Date. Except as expressly provided in Sections 2.4 and 2.5 of this Agreement, the Obligors shall make all payments under this Agreement by wire transfer in immediately available funds without setoff, recoupment or deduction and regardless of any counterclaim or defense.
For the avoidance of doubt, the Borrower and the Lender confirm, acknowledge, and agree that no invoice shall be sent in connection with collection of the above payments and receipt of an invoice in connection therewith shall not be a condition of such payments becoming due and payable hereunder.

2.2    Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the state of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.
2.3    Default Interest. If any payment under the Loan Documents is not made by an Obligor when due, an amount equal to 3.00% of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the Term Loan Interest Rate, plus 1.00% per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.
2.4    Payments. All payments (including prepayments) to be made by an Obligor under any Loan Document shall be made to the Lender in immediately available funds in Dollars, without setoff counterclaim, or deduction (in each case, except as expressly provided for in Sections 2.4 and 2.5 of this Agreement or as otherwise mutually agreed by the Borrower and the Lender), before 1:00 p.m. New York City time on the date when due. Payments of principal and/or interest received after 1:00 p.m. New York City time are considered received at the opening of business on the next Business Day. When a payment (other than an Amortization) is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. All payments of principal made (or deemed to be made) to the Lender pursuant to Section 2.5 shall be applied to the scheduled Amortization payment immediately following the date of such payment (or deemed payment) and the amount of such Amortization shall be reduced by the amount of such payment (or deemed payment) accordingly without further action. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, and (ii) second, toward payment of principal then due hereunder.
2.5    Prepayment.
(a)    Optional Prepayment. At its option upon at least five Business Days’ prior written notice to the Lender (and subject to the prior written consent of the Lender), the Borrower may prepay in whole or in part (in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000) the then outstanding balance of the Loan together with all accrued and unpaid interest thereon, provided that the Borrower may apply such optional prepayment to any or all of the Advances (including the principal and interest thereof) outstanding under any of Tranche 1, Tranche 2, or Tranche 3 as it may set forth in a written notice to the Lender. In the absence of any such notice, optional prepayments will be applied pro rata to Advances (including the principal and interest thereof) outstanding under each of Tranche 1, Tranche 2, and Tranche 3.
(b)    Mandatory Prepayments.
(i)     Earn-Out Payments. On the date any payment is received by the Borrower from DSM Nutritional Products Ltd. in accordance with Section 3.5 of the Purchase Agreement (an “Earn-Out Payment”), the Borrower shall prepay the principal amount of the Advances (a “Prepayment”) in an aggregate amount equal to the amount of any such Earn-Out Payment, together with accrued and unpaid interest through such date provided that, upon the written direction of the Lender to the Borrower, the amount of such Earn-Out Payment shall be offset against such Prepayment in accordance with

Section 2.4 and no such Prepayment shall be made in cash. All payments of principal to be made pursuant to this Section 2.5(b)(i) shall be deemed to be applied to the scheduled Amortization payment next following the date of such payment and such Amortization shall reduce accordingly without further action or payment in cash by the Borrower; provided that, for the avoidance of doubt, Earn-Out Payments shall be applied first to Advances (including the principal and interest thereof) outstanding under Tranche 1 until fully repaid and then to prepay outstanding Advances (including the principal and interest thereof) under Tranche 2.
(ii)     Permitted Disposition Proceeds. The Borrower shall prepay all Advances then outstanding under Tranche 3, including any Loan principal balance and all accrued but unpaid interest then outstanding under Tranche 3, upon and concurrently with the consummation of the Permitted Disposition.
(iii)     Change in Control. The Borrower shall prepay all Obligations, including the outstanding amount of all principal and accrued and unpaid interest through the prepayment date in respect of all Advances, upon and concurrently with the occurrence of a Change in Control.
(c)    Subject to Section 2.5(e), on the date of any prepayment of Indebtedness outstanding under the 2019 Foris Loan Agreement (any such prepayment, a “Foris 2019 Prepayment”), the Borrower shall prepay the Loan in an aggregate principal amount equal to (i) an amount equal to (A) the amount of the Foris 2019 Prepayment multiplied by (B) the outstanding principal amount of the Loans under this Agreement (immediately prior to giving effect to any prepayment required by this Section 2.5) divided by (ii) the outstanding principal amount of the Indebtedness under the 2019 Foris Loan Agreement (immediately prior to giving effect to the Foris 2019 Prepayment).
(d)    Subject to Section 2.5(e), on the date of any prepayment of Indebtedness outstanding under the 2022 Foris Loan Agreement (any such prepayment, a “Foris 2022 Prepayment” and, together with the Foris 2019 Prepayments, the “Foris Prepayments”), the Borrower shall prepay the Loan in an aggregate principal amount equal to (i) an amount equal to (A) the amount of the Foris 2022 Prepayment multiplied by (B) the outstanding principal amount of the Loans under this Agreement (immediately prior to giving effect to any prepayment required by this Section 2.5) divided by (ii) the outstanding principal amount of the Indebtedness under the 2022 Foris Loan Agreement (immediately prior to giving effect to the Foris 2022 Prepayment).
(e)    All prepayments pursuant to Sections 2.5(c) or 2.5(d) shall (i) be required to be made only upon and after the Obligors shall have made Foris Prepayments in an aggregate amount of $30,000,000 and (ii) be applied to the principal amount of the Amortization installments in accordance with Section 2.4.
2.6    Notes. This Agreement evidences the obligation of the Borrower to repay the Loan and is being executed as a noteless credit agreement. If so requested by the Lender by written notice to the Borrower, then the Borrower shall execute and deliver to the Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of the Lender pursuant to Section 10.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence the Loan.
2.7    Increased Costs. If any change in law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Lender, (ii) subject the Lender to any Taxes on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Advance and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Lender, Obligors shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of the Lender’s right to demand such compensation. A certificate as to any additional amounts payable pursuant to this Section 2.7 submitted by the Lender to the Borrower shall be conclusive in the absence of demonstrable error. The obligations of the Borrower arising pursuant to this Section 2.7 shall survive the discharge of the Secured Obligations.
SECTION 3.     SECURITY INTEREST
3.1    As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Earn-Out Obligations, the Borrower grants to the Lender, for its benefit, a security interest in all of the Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired or in which the Borrower now has or at any time in the future may acquire any right, title or interest and wherever located and all proceeds and products thereof (collectively, the “Earn-Out Collateral”): all of the Borrower’s rights under the Purchase Agreement to any amounts that may become payable from DSM Nutritional Products Ltd. to the Borrower in accordance with Section 3.5 of the Purchase Agreement and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds, supporting obligations and insurance proceeds of any or all of the foregoing.
3.2    As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Pledge Obligations, the Borrower grants to the Lender, for its benefit, a security interest in all of the Borrower’s right, title, and interest in the Pledge Collateral.
3.3    The Borrower hereby authorizes Lender to file financing statements, without notice to the Borrower, with all jurisdictions deemed necessary or appropriate by Lender to perfect or protect Lender’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.
SECTION 4.     CONDITIONS PRECEDENT TO LOAN
4.1    Tranche 1. On or before the Advance Date for Tranche 1:
(a)    The Obligors shall have delivered to the Lender the following, each in form and substance acceptable to the Lender:
(i)     copies of executed originals of this Agreement and any other Loan Documents;
(ii)     an effective amendment and consent to each of the 2019 Foris Loan Agreement and the 2022 Foris Loan Agreement satisfactory to the Lender and signed by the Foris and Borrower;
(iii)     an opinion of Fenwick & West LLP;
(iv)     the operating documents of the Obligors, long-form good standing certificates of the Obligors certified by the Secretary of State of the state of Delaware and short-form good standing certificates of the Obligors certified by the Secretary of State (or equivalent agency) of each other jurisdiction in which Obligor is qualified to conduct business;
(v)     a certificate duly executed by an officer of each Obligor with respect to (among other things) each Obligor’s (A) operating documents and (B)  resolutions;

(vi)     payment of Lender’s costs and expenses, including counsel fees;
(vii)     payment of the Structuring Fee;
(viii)     all amounts available under the 2019 Foris Loan Agreement and the 2022 Foris Loan Agreement shall have been fully drawn by the Borrower;
(ix)     a Solvency Certificate;
(x)     UCC financing statements for each Obligor;
(xi)     a Security Document in customary form reasonably satisfactory to the Lender and signed by the Borrower;
(xii)     certified copies, dated as of a recent date, of searches for financing statement filed in the central filing office of the state of Delaware, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with Tranche 1 will be, terminated or released; and
(xiii)     all applicable documentation evidencing the release of Liens on the Earn-Out Collateral securing Indebtedness under the 2019 Foris Loan Agreement and Indebtedness under the 2022 Foris Loan Agreement, in each case shall be satisfactory to the Lender.
4.2    Tranche 2. On or before the Advance Date for Tranche 2, the Obligors shall have delivered to the Lender the following, each in form and substance acceptable to the Lender:
(i)     evidence that Tranche 1 has been borrowed in full for the purposes permitted by this Agreement;
(ii)     delivery or issuance of the R&D Credit in accordance with the terms of the Letter Agreement;
(iii)     a Solvency Certificate;
(iv)     an opinion of Fenwick & West LLP;
(v)     payment of Lender’s costs and expenses, including counsel fees;
(vi)     all amounts available under the 2019 Foris Loan Agreement and the 2022 Foris Loan Agreement shall have been fully drawn by the Borrower;
(vii)     confirmation with respect to the Permitted Disposition in accordance with the terms of the Letter Agreement; and
(viii)     such other customary closing deliverables as the Lender may reasonably require and as is substantially consistent with the closing deliverables set forth in Section 4.1(a).
4.3    Tranche 3. On or before the Advance Date for Tranche 3, the Lender shall have received each of the items set forth in Section 3 of the Amendment and Restatement Agreement.
4.4    Advances. On the date of each Advance Request and on each Advance Date:
(a)    In the case of Tranche 2, the Lender shall have received (i) an Advance Request for the Advance as required by Section 2.1(b), duly executed by the Borrower’s Chief Executive

Officer or Chief Financial Officer, and (ii) any other documents the Lender may reasonably request;
(b)    In the case of Tranche 3, the Lender shall have received (x) (i) an Advance Request for each Advance as required by Section 2.1(b), duly executed by the Borrower’s Chief Executive Officer or Chief Financial Officer, and (iii) any other documents the Lender may reasonably request and (y) such documents and actions as set forth in detail in the RealSweet Letter Agreement.
(c)    The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Advance Request and the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof
(d)    The Obligors shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on their part to be observed or performed, and at the time of and immediately after giving effect to such Advance (i) no Default or Event of Default shall have occurred and be continuing and (ii) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute a Default or an Event of Default;
(e)    The Advance Request shall be deemed to constitute a representation and warranty by the Obligors on the date of such Advance Request and on the applicable Advance Date as to the matters specified in paragraphs (b), (c) and (f) of this Section 4.4 and as to the matters set forth in the Advance Request;
(f)    The Lender shall have received information on the Obligors’ operations satisfactory to the Lender in its sole and absolute discretion and shall have completed its business and legal due diligence to its satisfaction in its sole and absolute discretion; and
(g)    No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
SECTION 5.     REPRESENTATIONS AND WARRANTIES
To induce the Lender to make the Loan, the Obligors, jointly and severally, represent and warrant to the Lender that as of the Closing Date, the date of each Advance Request and the date of each Advance:
5.1    Corporate Status; Compliance with Law. Each Obligor (a) is a corporation, partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the its applicable jurisdiction of incorporation or formation; (b) is duly qualified to conduct business and is in good standing in all jurisdictions in which the nature of its business or its ownership or lease of properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect; (c) has the requisite corporate, partnership or company power and authority to conduct its business as now and proposed to be conducted and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, except, in each case, to the extent the failure to have such right would not reasonably be expected to have a Material Adverse Effect; (d) has (and is not in default under any of the following) all material licenses, permits, certifications, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to satisfy the foregoing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (e) is not in default under any material license, permit, certification or approval requirement of any Governmental Authority, except where such default, individually or in the aggregate, would not reasonably be expected to have a Material

Adverse Effect; (f) is in compliance with its applicable organizational documents in all material respects and the execution, delivery and performance of this Agreement and all other Loan Documents do not contravene any provision of such Obligor’s organizational documents; and (g) is in compliance with all Laws except where failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Obligor’s present names, former names (if any), locations, place of incorporation or formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to the Lender after the Closing Date.
5.2    Collateral. The Obligors own the Collateral, free of all Liens, except for Permitted Collateral Liens. The Obligors have the power and authority to grant to the Lender a Lien in the Collateral as security for the Secured Obligations.
5.3    Organizational Power, Authorization, Enforceable Obligations, Consents. The execution, delivery and performance of this Agreement and all other Loan Documents and in the case of the Borrower, the borrowing of Advances, (i) are within such Person’s corporate, partnership, limited partnership or limited liability company power and do not contravene any provision of such Person’s organizational documents; (ii) have been duly authorized by all necessary or proper action of each Obligor; (iii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents; (iv) do not violate (A) any Laws or regulations to which any Obligor or its Subsidiaries are subject, the violation of which would be reasonably expected to have a Material Adverse Effect or (B) any order, injunction, judgment, decree or writ of any Governmental Authority to which any Obligor or its Subsidiaries are subject; (v) do not conflict with, or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture mortgage, deed of trust, lease or agreement or other instrument, in each case, in respect of material Indebtedness to which any Obligor or its Subsidiaries is a party or by which any Obligor or its Subsidiaries or any of its property is bound; and (vi) do not violate any contract or agreement or require the consent or approval of any other Person or Governmental Authority which has not already been obtained. Each Loan Document has been duly executed and delivered by the Obligor party thereto and constitutes a legal, valid and binding obligation of each such Obligor, enforceable against such Obligor in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The individual or individuals executing the Loan Documents are duly authorized to do so. Each Loan Document has been duly executed and delivered on behalf of each Obligor party thereto. Each Loan Document upon execution will constitute, a legal, valid and binding obligation of each Obligor party thereto, enforceable against each such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.4    Material Adverse Effect; Solvency. No event, change, condition, development, effect, circumstance, matter or other occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing since December 31, 2021. The Obligors are not aware of any event or circumstance likely to occur that, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect. Immediately before and after giving effect to the funding of any Advance hereunder, (i) each Obligor is Solvent and (ii) the Obligors and their Subsidiaries, taken as a whole, are Solvent. No transfer of property is being made by any Obligor and no obligation is being incurred by any Obligor in connection with the transactions contemplated by any Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Obligor. No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
5.5    Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, investigations, suits or proceedings at law or in equity or by or before any Governmental

Authority now pending or, to the knowledge of the Obligors, threatened against or affecting any Obligor, its Subsidiaries or their respective property, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), other than Litigation commenced after the Closing Date, that would not likely be expected to result in damages of in excess of $250,000. There is no Litigation pending or, to the knowledge of any Obligor, threatened which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.6    Laws. Neither Obligors nor their Subsidiaries are in violation of any Law, or in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default is reasonably expected to have a Material Adverse Effect. Except as described on Schedule 5.6, none of the Obligors are in default in any material respect under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which an Obligor is party or by which it is bound.
5.7    Information Correct and Current. No information contained in this Agreement, any of the other Loan Documents, any Financial Statements or any other written materials from time to time delivered hereunder or any written statement furnished by or on behalf of any Obligor or any of its Subsidiaries to the Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Obligors to the Lender, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Obligors, and (ii) the most current of such projections provided to such Obligor’s Board of Directors.
5.8    Tax Matters. Except as described on Schedule 5.8, the Obligors and each of their Subsidiaries have (a) filed all federal, state and material local Tax returns that are required to be filed, (b) duly paid or fully reserved for all Taxes or installments thereof (including any interest or penalties) as and when due, other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (c) paid or fully reserved for any Tax assessment received by any Obligor for the three years preceding the Closing Date, if any (including any Taxes being contested in good faith and by appropriate proceedings), in each case except where the same would not be material to the Obligors. As of the Closing Date and except as set forth on Schedule 5.8, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any Governmental Authority regarding any Taxes relating to the Obligors and any of their Subsidiaries.
5.9    Intellectual Property.
(a)    Disclosure; Title. Exhibit D contains a true and correct list of each item of issued, registered, or application for issue or registration, of Intellectual Property, specifying for each (i) title or mark, (ii) jurisdiction, (iii) application or serial number and date, (iv) registration or issue number and date, (v) registered owner, and (vi) beneficial owner if different from registered owner. Except as otherwise specified on Exhibit D, an Obligor is the sole owner of each item of Intellectual Property listed thereon that has an “Amyris Ref” starting with “AM-”, and for each other item of Intellectual Property listed thereon, an Obligor has the right to exploit (or exclude others from exploiting) such item under the terms of a License between such Obligor and the applicable Patent owner or co-owner specified in the “Notes” to the Patent schedule on Exhibit D. Except as described on Exhibit D, to the best of each Obligor’s knowledge, each of the registered or issued Copyrights, Trademarks and Patents that are required to be listed on Exhibit D is valid and enforceable, and no such Copyright, Trademark or Patent, or any application for registration of the foregoing, has terminated, lapsed, expired or been cancelled or abandoned. All Copyrights, Trademarks and Patents required to be listed on Exhibit D have been prosecuted in accordance with all applicable Laws. To the best of each Obligor’s knowledge, all actions required to record each owner throughout the entire chain of title, of each item of Intellectual Property required to be listed on Exhibit D, with each applicable

Governmental Authority up through the Closing Date have been taken, including payment of all costs, fees, Taxes and expenses associated therewith.
(b)    Infringement. Except as described on Schedule 5.9(b), (i) to the best of each Obligor’s knowledge, none of the Intellectual Property that is owned or exclusively licensed to an Obligor is invalid or unenforceable, in whole or in part, and (ii) no Litigation has been asserted or initiated against and no notice has been received by any Obligor that alleges any exploitation of the Intellectual Property, or the conduct of any Obligor’s business infringes, misappropriates, dilutes or otherwise violates the rights of any third party. No other Person’s trade secrets and Copyrights, and to the best of each Obligor’s knowledge no other Person’s other intellectual or industrial property rights, are infringed, misappropriated, diluted or otherwise violated by any of the Obligors’ exploitation of the Intellectual Property or the use, making, development, production, sale, offering for sale, importation or exportation of any Borrower Product. No Obligor has asserted or initiated any Litigation or sent any notice that alleges that any Intellectual Property is being infringed, misappropriated, diluted or otherwise violated.
(c)    Trade Secrets. To the best of each Obligor’s knowledge, no trade secret of confidential or proprietary information has been used, divulged, disclosed or appropriated to the detriment of any Obligor for the benefit of any Person other than another Obligor. The Intellectual Property has been protected with adequate safeguards and security to maintain any trade secrets, and the confidentiality of any confidential or proprietary information. Each employee and contractor of each Obligor, or any other Person who has developed Intellectual Property, has entered into written employment agreements, non-disclosure agreements, assignment of inventions agreements or similar agreements or contracts, as applicable, requiring such individuals to safeguard and protect trade secrets and confidential or proprietary information that is Intellectual Property and assign Intellectual Property created or conceived by such individual to the applicable Obligor. To the best of each Obligor’s knowledge, no such employee, contractor or other Person is in material breach of any such agreement or contract.
(d)    Licenses. Exhibit D includes a true, correct and complete list of each (i) material License under which an Obligor receives a right in or to Intellectual Property from any other Person, including each License relating to each item of Intellectual Property listed on Exhibit D that is owned or co-owned by any other Person (other than shrink-wrap licenses for non-customized off-the-shelf software costing less than $500,000 per annum) and (ii) License pursuant to which an Obligor grants a right in or to Intellectual Property to any other Person on an exclusive basis. The Licenses on Exhibit D and all other material Licenses are valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof. Each such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach of default under any such License or otherwise give any party thereto a right to terminate such License. No Obligor is in material breach of, nor has any Obligor failed to perform any material obligations under, any such License and, to each Obligor’s knowledge, each other party to any such License is not in material breach thereof or has failed to perform any material obligations thereunder. No Obligor has received any notice of a breach or default under any such License which breach or default has not been cured.
(e)    Sufficiency of IP. Except as described on Schedule 5.9(e), each Obligor has, or in the case of any proposed business, will own or have licensed to it, all material intellectual property rights necessary for the operation or conduct of their respective businesses as currently conducted and proposed to be conducted. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, each Obligor has the right, to the extent required to operate its business, to freely transfer or license (except as restricted by Permitted Intellectual Property Licenses) or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and each Obligor owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of such Obligor’s Borrower Products.
(f)    Litigation. Except as described on Schedule 5.9(f), no Intellectual Property owned by an Obligor and no Borrower Product has been or is subject to any actual or, to the knowledge of any Obligor, threatened Litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material respect such Obligor’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any Litigation or proceeding that obligates any Obligor to grant licenses or ownership interest in any future Intellectual Property necessary to the operation or conduct of the business of such Obligor or embodied by any Borrower Product. Except as described on Schedule 5.9(f), no Obligor has received any written notice or claim, or, to the knowledge of Obligor, oral notice or claim, challenging or questioning Obligor’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to any Obligor’s knowledge, is there a reasonable basis for any such claim.
5.10    Employee Loans. The Obligors have no outstanding loans to any employee, officer or director of any Obligor nor has any Obligor guaranteed the payment of any loan made to an employee, officer or director of any Obligor by a third party.
5.11    Capitalization and Subsidiaries. The Obligors’ capitalization as of the Closing Date is set forth on Schedule 5.11(a) annexed hereto. The Obligors do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.12(b), as may be updated by the Obligors in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.
5.12    Financial Statements and Projections. Except for the Projections and as set forth on Schedule 5.12, all financial statements of the Obligors which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
(a)    The following financial statements attached hereto as Schedule 5.12(a) have been delivered on the Closing Date: (i) the audited consolidated balance sheets at December 31, 2021 and the related statements of income and cash flows for the fiscal year then ended; (ii) the unaudited balance sheets at June 30, 2022 and the related statement(s) of income and cash flows for the six months then ended.
(b)    The Projections delivered on the Closing Date and attached hereto as Schedule 5.12(b) have been prepared by the Obligors in light of the past operations of the Obligors and their Subsidiaries’ business, but including future payments of known contingent liabilities, and reflect projections for the period continuing until December 31, 2024 on a year-by-year basis. The Projections have been prepared in good faith based on estimates and assumptions which the Obligors believe to be reasonable and fair in light of the then-current conditions and facts known to the Obligors as of the date of delivery and, as of the Closing Date, reflect the Obligors’ good faith and reasonable estimates of the future financial performance of the Obligors and their Subsidiaries and of the other information projected therein for the period set forth therein (it being acknowledged by the Lender that projections as to future events are not to be viewed as facts or a guarantee of performance and that the actual results during the period or periods covered by such projections may differ from the projected results).

5.13    Ownership of Property; Lender’s Liens.
(a)    The Real Estate listed on Schedule 5.13(a) constitutes, as of the Closing Date, all of the real property owned, leased or subleased by the Obligors and their Subsidiaries. The Obligors and their Subsidiaries own good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate. The Obligors and their Subsidiaries also have good and marketable title to, or valid leasehold interests in or rights to use, all of their personal properties and assets and all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, in each case, except to the extent such failure to have such title, interests or rights or the failure of such permits to have been issued or in full force and effect would not reasonably be expected to have a Material Adverse Effect.
(b)    The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Lender, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Loan Documents (including the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of organization or formation of each Obligor and the filing and recordation of such other statements and documents as required by the applicable Laws of each country acceptable to the Lender in its sole discretion, in which Collateral is located or any Obligor is organized or formed), such Liens constitute perfected Liens on the Collateral of the type required by the Loan Documents securing the Secured Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions.
5.14    Labor Matters. As of the Closing Date, no Obligor is subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of the Obligors, threatened strikes, lockouts or other labor disputes involving an Obligor or any of its Subsidiaries that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except for violations that could not reasonably be expected to have a Material Adverse Effect, no Obligor or any Subsidiary is in violation of any Law relating to payment of wages or employee hours worked.
5.15    Government Regulation. No Obligor nor any Subsidiary of any Obligor is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X in effect from time to time of the Board of Governors of the Federal Reserve System of the United States (or any successor).
5.16    Brokers. No broker or finder acting on behalf of the Obligors or any of their Subsidiaries brought about the obtaining, making or closing of the Loan and none of the Obligors or their Subsidiaries has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
5.17    Environmental Matters. The on-going operations of the Obligors and each of their Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Obligors and each of their Subsidiaries have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and the Obligors and each of their Subsidiaries are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect: (i) no Obligor nor any of its properties or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any proceeding, with respect to any Environmental Law or

Hazardous Material; (ii) there are no conditions or circumstances involving environmental contamination by Hazardous Materials existing with respect to any property, or arising from operations prior to the Closing Date, of any Obligor or any of its Subsidiaries; and (iii) none of the Obligors nor any of their Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials.
5.18    Insurance. Schedule 5.18 lists all insurance policies required to be maintained under Section 6.1. None of the Obligors nor any of their Subsidiaries is in default of any payment obligation under any such insurance policies (after giving effect to all notice and cure periods).
5.19    Foreign Assets Control Regulations, Etc.
(a)    Neither the making of the Loan by the Lender hereunder nor the Obligors’ use of the proceeds thereof will violate in any material respects the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
(b)    None of the Obligors, any of their Subsidiaries, nor any controlled Affiliate of the Obligors or any of their Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is a citizen or resident of any country that is subject to embargo or comprehensive trade sanctions enforced by OFAC, (iii) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages in any dealings or transactions with any such Person. Each of the Obligors and their Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
(c)    No part of the proceeds from the Loan made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to Obligor and its Subsidiaries.
5.20    ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from Tax under the provisions of Section 501 of the IRC, and, to the knowledge of the Obligors, nothing has occurred which would reasonably be expected to cause the loss of such qualification or tax-exempt status; (ii) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA; (iii) none of the Obligors or any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan; (iv) none of the Obligors or, to the knowledge of the Obligors, any ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any such Person to a material Tax on prohibited transactions imposed by Section 4975 of the IRC; and (v) the Obligors do not reasonably anticipate assessed penalties under IRC 4980H.
5.21    No Note Registration. The Borrower is under no obligation to effect any registration of any Note under the Securities Act, or any state securities laws with respect to any Note or to file for or comply with any exemption from registration.
5.22    Security Documents. Each of the Security Agreement and the Pledge Agreement is effective to create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (b) any filings, notices and registrations and other perfection requirements necessary to create or perfect the Liens on the Collateral granted by the Obligors in favor of the Lender (which filings or recordings shall be made to the extent required by any Security Document)). When UCC financing statements specified on Schedule 3 of the Security Agreement in appropriate form are filed in the offices specified on Schedule 3 of the Security Agreement, the Lender shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in the Earn-Out Collateral and the proceeds thereof, as security for the Secured Earn-Out Obligations, in each case prior and superior in right to any other Person subject to, in each case, applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. When UCC financing statements specified on Schedule 2 of the Pledge Agreement in appropriate form are filed in the offices specified on Schedule 2 of the Pledge Agreement, the Lender shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in the Pledge Collateral and the proceeds thereof, as security for the Secured Pledge Obligations, in each case prior and superior in right to any other Person subject to, in each case, applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 6.     INSURANCE; INDEMNIFICATION
6.1    Coverage. The Obligors shall cause to be carried and maintained commercial general liability insurance against risks customarily insured against in the Obligors’ line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.2. The Obligors must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. The Obligors have and agree to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate.
6.2    Indemnity. The Obligors agree to indemnify and hold the Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person arising out of, in connection with, or as a result of (a) the execution and delivery of this Agreement and the Loan Documents, (b) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents, (c) the administration of such credit, (d) the use of proceeds of the Loan, (e) the disposition or utilization of the Collateral, (f) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Obligor or any of their respective Affiliates) excluding, in all cases, Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment, (g) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (h) any actual or reasonably likely prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor, and regardless of whether any Indemnified Person is a party thereto, (i) default by the Borrower in making a borrowing of, conversion into or continuation of an Advance after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (j) default by the Borrower in making any prepayment of the Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (k) the making of a prepayment of an Advance on a day that is not the last day of an Interest Period with respect thereto. The Obligors agree to pay, and to save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of the Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby. This Section 6.2 shall survive the termination of this Agreement and the repayment of all Secured Obligations until all statutes of limitation with respect to the claims, losses, and expenses for which indemnity is given shall have run.
SECTION 7.     COVENANTS
As long as any Secured Obligations (other than inchoate indemnity obligations) are outstanding, the Obligors agree as follows:
7.1    Financial Reports. The Obligors shall furnish to the Lender:
(a)    as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, aged listings of accounts receivable and accounts payable and a calculation of liquidity (in compliance with Section 7.16), all prepared and certified to on behalf of the Obligors by an authorized officer thereof acceptable to the Lender;
(b)    as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of material litigation by or against any Obligor of the type described in Section 7.20(b)) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by such Obligor’s Chief Executive Officer, Chief Accounting Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;
(c)    as soon as practicable (and in any event within 120 days after the end of each fiscal year), audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by the Obligors and reasonably acceptable to the Lender, accompanied by any management report from such accountants;
(d)    as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, a Compliance Certificate in the form of Exhibit E;
(e)    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that the Obligors have made available to its equity holders and copies of any regular, periodic and special reports or registration statements that the Obligors file with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or any national securities exchange; and
(f)    at the Lender’s request, at the same time as it gives to its directors, copies of all materials (other than minutes) that any Obligor provides to its directors in connection with meetings of the Board of Directors and that are relevant to the Lender in its capacity as such; provided, however, that such Obligor shall not be required to provide the materials described in this Section 7.1(f) to the extent the information is privileged or pertains to confidential information of any third parties.
The Obligors shall not make any change in their (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of the Obligors shall end on December 31. The Lender hereby acknowledges and agrees that the materials described in this Section 7.1 will contain material non-public and confidential information of the Obligors and their Affiliates and the Lender and its Affiliates and representatives shall abide by all confidentiality terms applicable under this Agreement and any confidentiality and nondisclosure agreements among the parties hereto.
The executed Compliance Certificate may be sent via e-mail provided, that if e-mail is not available or sending the Compliance Certificate via e-mail is not possible, it shall be mailed to the Lender at Het Overloon 1, 6411 | TE Heerlen, Netherlands. All financial statements required to be delivered pursuant to clauses (b) and (c) shall be sent via e-mail provided, that if email is not available or sending such financial statements via e-mail is not possible, they shall be mailed to the Lender at Het Overloon 1, 6411 | TE Heerlen, Netherlands. Notwithstanding the foregoing, the filing of any financial statements or reports required to be furnished pursuant to this Section 7.1 pursuant to the SEC’s “EDGAR” system (or any successor electronic filing system) shall be deemed to constitute “furnishing” such documents to the Lender for purposes of this Section 7.1.
7.2    Management Rights and Inspections. The Obligors shall permit any representative that the Lender authorizes, including such representative’s attorneys and accountants, to meet with any member of management of the Obligors, conduct site visits and inspect the Collateral, provided, that so long as no Default or Event of Default has occurred and is continuing, the Obligors shall not be responsible for paying the expenses of the Lender for more than one site visit, inspection, management meeting and examination in any six-month period; provided such cost restriction shall not be deemed a restriction on the number of site visits, inspections, management meetings and examinations the Lender may require. In addition, the Obligors shall permit any representative that the Lender authorizes, including such representative’s attorneys and accountants, to examine and make copies and abstracts of the books of account and records of the Obligors or any Subsidiary applicable to the Loan Documents or the Collateral at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of the Obligors or any Subsidiary to discuss such books of account and records at reasonable times and upon reasonable notice during normal business hours. In addition, the Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Obligors or any Subsidiary concerning significant business issues affecting the Obligors. Such consultations shall not unreasonably interfere with the Obligors’ business operations. Except as expressly provided herein, any and all visits, inspections, examinations and appraisals made while any Event of Default is continuing, shall be at Obligors’ sole cost and expense. The parties intend that the rights granted to the Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by the Lender with respect to any business issues shall not be deemed to give the Lender, nor be deemed an exercise by the Lender of, control over Obligor’s management or policies.
7.3    Further Assurances. The Obligors shall from time to time execute, deliver and file, alone or with the Lender, any financing statements, security agreements, collateral assignments, notices or other documents to perfect or give the highest priority to the Lender’s Lien on the Collateral (other than the Liens set forth in clauses (ii) and (iii) of the definition of Permitted Collateral Liens). The Obligors shall from time to time procure any instruments or documents as may be requested by the Lender, and take all further action that may be necessary or desirable, or that the Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, the Obligors hereby authorize the Lender to execute and deliver on behalf of the Obligors and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of an Obligor either in the Lender’s name or in the name of the Lender as agent and attorney-in-fact for such Obligor. The Obligors shall protect and defend such Obligor’s title to the Collateral and the Lender’s Lien thereon against all Persons claiming any interest adverse to any Obligor or the Lender other than Permitted Liens.
7.4    Indebtedness; Amendments to Indebtedness. The Obligors shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) pay any principal or interest on any Indebtedness without the prior written consent of the Lender, other than scheduled or mandatory payments of principal and interest on Permitted Indebtedness when due in accordance with the terms of such Indebtedness as at the Closing Date; and (c) other than to amend or modify this Agreement or any of the Loan Documents, amend, restate, reform, supplement or otherwise modify any documents or notes evidencing any Indebtedness in any manner which imposes materially more burdensome terms upon any Obligor or its Subsidiaries than exist with respect to such Indebtedness prior to such amendment or modification without the prior written consent of the Lender.
7.5    Collateral; Liens Generally.
(a)    The Obligors shall at all times keep the Collateral free and clear from any legal process or Liens whatsoever (except for Permitted Collateral Liens), and shall give the Lender prompt written notice of any legal process affecting the Collateral or any Liens. The Obligors shall cause their Subsidiaries to protect and defend such Subsidiary’s title to the Collateral from and against all Persons claiming any interest adverse to such Subsidiary, and the Obligors shall cause their Subsidiaries at all times to keep such Subsidiary’s rights in the Collateral free and clear from any legal process or Liens whatsoever (except for Permitted Collateral Liens), and shall give the Lender prompt written notice of any legal process affecting such Subsidiary’s rights in the Collateral.
(b)    The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) create, incur, assume or permit to exist any Lien or legal process on any of its properties or assets, whether now owned or acquired after the date of this Agreement, other than Permitted Liens or (ii) become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lender as additional collateral for the Secured Obligations.
7.6    Investments. No Obligor shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
7.7    Distributions. The Obligors shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, (b) make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition or declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to any Obligor (or, in the case of a Foreign Subsidiary that is not a Subsidiary Guarantor, a parent company that is a direct or indirect wholly owned Subsidiary of any Obligor), (c) lend money to any employees, officers or directors (except as permitted under clauses (vii) or (viii) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate, or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate, or (d) pay any earn-out or deferred consideration other than Contingent Obligations disclosed in Schedule 1A.
7.8    Transfers. Except for Permitted Transfers and Permitted Investments, the Obligors shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend, dispose of or in any other manner convey any equitable, beneficial or legal interest in (i) assets comprising 10% or more of the Obligors’ assets, in the aggregate, in one or more transactions, (ii) the stock of any Subsidiary Guarantor, or (iii) the Collateral.
7.9    Mergers or Acquisitions. Except for Permitted Acquisitions, no Obligor shall merge or consolidate, or permit any of its Subsidiaries to dissolve, amalgamate, liquidate, wind up, dissolve itself (or suffer any liquidation or dissolution), merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not an Obligor into another Subsidiary or into an Obligor or (b) an Obligor into another Obligor), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person, in each case without the prior written consent of the Lender.
7.10    Taxes.
(a)    Each Obligor and its Subsidiaries shall pay when due all Taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against (i) the Lender and related to, or in connection with, any of the transactions contemplated hereby or by other Loan Documents (other than taxes imposed on or measured by the net income of the Lender), subject to reasonable notification thereof by the Lender, and (ii) such Obligor or such Subsidiary. Each Obligor shall file on or before the due date therefor all tax returns required to be filed by it. Notwithstanding the foregoing, each Obligor may contest, in good faith and by appropriate proceedings, Taxes for which such Obligor maintains adequate reserves therefor in accordance with GAAP.
7.11    Corporate Changes; Maintenance and Conduct of Business; Capital Structure.
(a)    No Obligor shall change its corporate name, legal form or jurisdiction of formation without at least 20 days’ prior written notice to the Lender. No Obligor shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to the Lender; and (ii) such relocation shall be within the continental United States.
(b)    Each Obligor shall, and shall cause its Subsidiaries to maintain, preserve and protect, in all material respects, all of its material tangible assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into condition ordinary wear and tear, casualty and condemnation) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto.
(c)    Without the prior written consent of the Lender, no Obligor shall, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses currently engaged in by it and any business or business activities reasonably incidental or related thereto, or any business or activity that is reasonably similar, complementary thereto or a reasonable extension thereof.
(d)    No Obligor shall make any change in its form of organization or capital structure without providing the Lender at least five Business Days’ prior written notice.
(e)    Each Obligor will maintain its and all of its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Obligor’s business or results of operations. Each Obligor shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, except where the failure to comply with such laws, ordinances and regulations would not reasonably be expected to have a material adverse effect on the Obligors’ business or results of operations.
7.12    Domestic Subsidiaries. The Obligors shall notify the Lender of each Domestic Subsidiary formed or incorporated subsequent to the Closing Date, and, within 15 days of such formation or incorporation, shall cause any such Domestic Subsidiary to execute and deliver to the Lender a Joinder Agreement and such other documentation as the Lender may require, and for the sake of clarification, no such joinder shall be required with respect to any Foreign Subsidiary. Notwithstanding the foregoing, for the avoidance of doubt, to the extent that any Domestic Subsidiary is joined as an obligor to (i) the 2019 Foris Loan Agreement or (ii) the 2022 Foris Loan Agreement, such Domestic Subsidiary shall concurrently therewith execute and deliver to the Lender a Joinder Agreement.
7.13    Notification of Default or Event of Default. The Obligors shall notify the Lender immediately in writing via email and by telephone pursuant to Section 10.2 after any Obligor acquires knowledge of any breach or Default in the performance of any covenant or Secured Obligation under this Agreement, any Loan Document or any other agreement between any Obligor and the Lender, or the occurrence of any Event of Default.
7.14    Minimum Revenue. As of the last day of each fiscal quarter concluding on and after December 31, 2022, the Borrower and its consolidated entities shall have revenue (determined in accordance with GAAP) of not less than Minimum Revenue for the preceding 12 months.
7.15    Minimum Liquidity. On the last day of each calendar month, the Obligors shall have, on a consolidated basis, liquidity calculated as (i) unrestricted, unencumbered Cash and Cash Equivalents denominated in Dollars in one or more Deposit Accounts located in the United States, plus (ii) any additional amount of available credit, borrowings, or investments readily convertible to Cash to the extent necessary so that the sum of the amounts described in clause (i) and this clause (ii) of Section 7.16 is not less than the amount specified in the Letter Agreement.
7.16    Loan: The Obligors will use the Advances only for working capital and general corporate purposes.
7.17    Books and Records. Each Obligor shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its material business activities in which proper entries, reflecting all bona fide material financial transactions, are made in accordance with GAAP in all material respects (it being understood and agreed that any Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
7.18    Compliance with Laws and Organizational Documents; Maintenance of Licenses. Without limiting any other provision of this Agreement, each Obligor shall, and shall cause each of its Subsidiaries to, (a) comply in all respects with all Laws applicable to it except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and comply in all material respects with the terms of all organizational documents applicable to it, (b) obtain and maintain all material licenses, permits, certifications, franchises, consents and governmental authorizations and approvals necessary to own its property and to conduct its business as conducted on the Closing Date, except to the extent failure to obtain and maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) preserve, renew and keep in full force and effect its organizational existence, (d) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Secured Obligations under any Loan Document, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (e) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and the terms of all organizational documents applicable to it; (f) conduct its business in compliance with all applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such law; and (g) not amend or permit any amendments to its organizational documents, if such amendment would impair the rights and remedies available to the Lender under the Loan Documents or the Liens contemplated thereby, or otherwise be materially adverse, take as a whole, to the interests of the Lender.
7.19    Intellectual Property.
(a)    Subject to the following sentence, with respect to each item of its Intellectual Property, each Obligor agrees to take, at its expense, all commercially reasonable steps, including in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority, to (i) maintain the validity and enforceability of each issued or registered item of Intellectual Property that exists at or after the Closing Date and maintain the Intellectual Property in full force and effect, and (ii) pursue the issuance, registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property. No Obligor will, without the written consent of the Lender, discontinue use of or otherwise abandon any Intellectual Property, or abandon any right to file an application for Patent, Trademark registration, or Copyright registration, unless the applicable Obligor shall have determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Obligor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.
(b)    Each Obligor agrees to promptly notify the Lender if such Obligor becomes aware (i) that any item of the Intellectual Property, that is the subject of an issued Patent, registered Copyright or Trademark, or an application for any of the foregoing, may have become abandoned, placed in the public domain, invalid or unenforceable, (ii) of any adverse determination or development regarding such Obligor’s ownership of any of the Intellectual Property or its right to register the same or to keep and maintain and enforce the same, or (iii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property, in each case of clauses (i), (ii) and (iii) above, unless the applicable Obligor shall have determined that such event would not be reasonably likely to materially adversely affect the rights or benefits of the Lender.
(c)    In the event that an Obligor becomes aware that any item of the Intellectual Property that is owned or exclusively licensed to any Obligor is being infringed or misappropriated by a third party, the Obligor that owns or is exclusively licensed such item of Intellectual Property shall take such actions (if any), at its expense, as such Obligor deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.
(d)    Each Obligor will use proper statutory notice in connection with its use of each item of its Intellectual Property. No Obligor will do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property may lapse or become invalid or unenforceable or placed in the public domain, unless the applicable Obligor shall have determined that the loss of such Intellectual Property would not be reasonably likely to materially adversely affect the rights or benefits of the Lender.
(e)    Each Obligor will take all steps which it deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the Closing Date, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.
7.20    Environmental Matters; Hazardous Material. Each Obligor shall (a) conduct its operations and keep and maintain all Real Estate in compliance with all Environmental Laws, other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) promptly take any and all actions necessary to cure any violation of applicable Environmental Laws by such Obligor or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) notify the Lender promptly after such Obligor becomes aware of any violation of Environmental Laws which is reasonably likely to have a Material Adverse Effect.
7.21    Lender Calls. At the reasonable request of the Lender, the Obligors shall participate in quarterly conference calls with the Lender, such calls to be held at such time as may be agreed to by the Obligors and the Lender.
7.22    Other Reports. The Obligors shall deliver or cause to be delivered to the Lender, the following:
(a)    promptly after any officer of any Obligor obtains knowledge of the commencement of any of the following, written notice in reasonable detail of any Litigation commenced or threatened in writing against such Obligor or any Subsidiary of such Obligor that

(i) would reasonably be expected to result in damages in excess of $1,000,000, (ii) seeks material injunctive relief, where such relief could reasonably be expected to have a Material Adverse Effect, or (iii) alleges criminal misconduct of an Obligor or any of its Subsidiaries, which alleged misconduct could reasonably be expected to have a Material Adverse Effect;
(b)    promptly after any officer of any Obligor obtains knowledge of the receipt by any Obligor of any written notice of violation of or potential liability or similar written notice under any applicable Law or other development, occurrence or violation that would reasonably be expected to result in liabilities in excess of $1,000,000 or otherwise have a Material Adverse Effect;
(c)    at the time of delivery of each of the financial reports required by Section 7.1, a list of any applications for the registration of any Patent, Trademark or Copyright within the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which an Obligor has filed in the prior fiscal quarter;
(d)    such reports, notices or other documentation required to be provided pursuant to Section 7.20(c) and copies of all environmental reports, reviews and audits in an Obligor’s possession pertaining to actual or potential Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect on any Obligor or its Subsidiaries.
7.23    No Speculative Transactions. No Obligor shall, and shall not permit any of its Subsidiaries to, engage in any transaction involving commodity options, futures contracts or similar transactions, other than foreign currency exchange hedging transactions in the ordinary course of business consistent with past practice.
7.24    Transactions with Affiliates. No Obligor shall, and shall not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Obligor) unless such transaction is (a) otherwise not prohibited under this Agreement, and (b) upon fair and reasonable terms no less favorable to the relevant Obligor or Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
7.25    Foris Amendments. No Obligor shall amend, restate, amend and restate, supplement, waive or otherwise modify (x) Section 10.7 of the 2019 Foris Loan Agreement (in the form as at the date of this Agreement) or any other provision of any Loan Document under (and as defined in) the 2019 Foris Loan Agreement or (y) Section 10.7 of the 2022 Foris Loan Agreement (in the form as at the date of this Agreement) or any other provision of any Loan Document under (and as defined in) the 2022 Foris Loan Agreement, in each case in any manner which could adversely affect the interests of the Lender under Section 10.7 of the 2019 Foris Loan Agreement or Section 10.7 of the 2022 Foris Loan Agreement, as applicable, without the prior written consent of the Lender.
7.26    Conditions Subsequent. The Borrower will provide the Lender, within ten (10) Business Days following the Closing Date, evidence of the foregoing in form and substance satisfactory to the Lender:
(a)    form UCC-3 has been filed in relation to a UCC filing no. 19-7712928065 in favor of Better Source LLC;

(b)    form UCC-3 amendment has been filed in relation to a UCC filing no. 2018 4480998 in favor of FORIS VENTURES, LLC, as Agent, relating to the release of a Lien on the Earn-Out Collateral;
(c)    form UCC-3 amendment has been filed in relation to a UCC filing no. 2022 7699812 in favor of FORIS VENTURES, LLC, relating to the release of a Lien on the Earn-Out Collateral; and
(d)    form UCC-3 amendment has been filed in relation to the UCC financing statement filed in connection with the amendment and restatement (on September 27, 2022) of the 2022 Foris Loan Agreement filed in favor of FORIS VENTURES, LLC, relating to the release of a Lien on the Earn-Out Collateral.
7.27    Conditions Subsequent to Amendment and Restatement. Upon the request of the Lender, the Borrower shall provide legal counsel to the Lender (other than Latham & Watkins LLP) fully executed and effective copies of each of the Transaction Agreements (as defined in the RealSweet LLC Agreement) for such counsel’s review thereof for the sole purpose of advising the Lender whether any of the Transaction Agreements conflict with any of the Loan Documents (including the grant of a Lien on the Pledge Collateral) or otherwise impair the value of the Pledge Collateral or any of the Lender’s rights or remedies under the Pledge Agreement.
SECTION 8.     EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payments. Any Obligor fails to (a) make any payment of principal on the Loan on its due date or (b) pay any other amount (including payment of accrued interest) due under this Agreement within three Business Days after its due date whether scheduled, upon acceleration or otherwise;
8.2    Covenants. Any Obligor breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement (other than pursuant to Section 8.1 above), or any of the other Loan Documents or any other agreement between any Obligor and the Lender, and (other than any breach or default in the performance of Section 7.26 or any breach or default under the Letter Agreement) such default continues for more than five Business Days; or
8.3    Representations. Any representation or warranty made by any Obligor in any Loan Document shall have been untrue or incorrect in any material respect when made or deemed made; or
8.4    Insolvency. (i) Any Group Member shall commence any case, proceeding or other action (A) under any Bankruptcy Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, subject to applicable grace periods, if any; or

8.5    Attachments; Judgments. (i) Any portion of any Group Member’s assets are attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000, or any Group Member is enjoined or in any way prevented by court order from conducting any part of its business; or (ii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or (iii) any court order enjoins, restrains or prevents a Group Member from conducting all or any material part of its business; or
8.6    Other Obligations. The occurrence of any default or breach under any agreement or obligation of any Group Member involving any Indebtedness in excess of $500,000, or receipt of written notice of the occurrence of any default or breach under any other agreement or obligation of any Group Member with annual payments or receipts in excess of $500,000, which, in the case of such default or breach, is not cured within any applicable grace or cure period; or
8.7    Loan Documents. (a) The occurrence of any default under any Loan Document or any other agreement between the Obligors and the Lender, (b) (i) the guaranty set forth in Section 11 of this Agreement ceases to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that this Agreement is invalid, void or unenforceable or (ii) any Obligor or any Person acting on behalf of such Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Loan Document or (iii) the obligations of any Obligor under any Loan Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Loan Document, or (c) (x) any Security Document shall cease to be in full force and effect or any Person shall so assert or any security interest purported to be created by any Loan Document shall cease to be, or shall be asserted in writing by any Obligor not to be, a valid, perfected, security interest in any material portion of the Collateral covered thereby, or (y) the Secured Obligations shall cease to constitute Indebtedness senior in right of security under and subject to the terms of any intercreditor agreement delivered under this Agreement in respect of the Liens securing Indebtedness ranking junior in right of security to the Loan or, in any case, such intercreditor provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or
8.8    Change in Control. The occurrence of any Change in Control without the prior written approval of the Lender; or
8.9    Invalidity. Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Obligor or Subsidiary of an Obligor shall challenge in writing the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected (subject only to Permitted Liens) security interest or Lien (except as otherwise permitted herein or therein) in any material portion of the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from any action or inaction of the Lender; or
8.10    Subordination Provisions. Any subordination or intercreditor provisions of any agreement, document or instrument governing any Indebtedness which by its terms is subordinated to the Indebtedness to the Lender or any Indebtedness that is secured by Liens that have been contractually subordinated to the Liens securing the Obligations shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with the express terms thereof), each Obligor or any of its Subsidiaries shall contest in any manner the validity or enforceability thereof or such Obligor or any of its Subsidiaries shall deny that it has any further liability or obligation thereunder; or
8.11    Assignment Under Foris Agreements. The occurrence of any transfer or assignment of any rights or obligations under Section 10.7 of the 2019 Foris Loan Agreement (in the form as at the date of this Agreement) or Section 10.7 of the 2022 Foris Loan Agreement (in the form as at the date of this

Agreement), in each case without the prior written consent of the Lender to the extent that the consent of the Lender is required under those clauses.
SECTION 9.     REMEDIES
9.1    General. Upon and during the continuance of any one or more Events of Default, (i) the Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable, whereupon the same shall immediately become due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 8.4, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) the Lender may, at its option, sign and file in any Obligor’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, each Obligor hereby grants the Lender an irrevocable power of attorney coupled with an interest, and (iii) the Lender may notify any of the Obligors’ account debtors to make payment directly to the Lender, compromise the amount of any such account on such Obligor’s behalf and endorse the Lender’s name without recourse on any such payment for deposit directly to the Lender’s account. The Lender may exercise all rights and remedies under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All of the Lender’s rights and remedies shall be cumulative and not exclusive.
9.2    Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, the Lender may at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as the Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. The Obligors agree that any such public or private sale may occur upon ten calendar days’ prior written notice to the Obligors. The Lender may require the Obligors to assemble the Collateral and make it available to the Lender at a place designated by the Lender that is reasonably convenient to the Lender and the Obligors. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Lender in the following order of priorities:
(a)    First, to the Lender in an amount sufficient to pay in full costs and professionals’ and advisors’ fees and expenses as described in Section 10.11;
(b)    Second, to the Lender in an amount equal the then unpaid amount of the Secured Obligations (including principal, interest, and any Default interest payable pursuant to Section 2.3), in such order and priority as the Lender may choose in its sole discretion; and
(c)    Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to such Obligor or its representatives or as a court of competent jurisdiction may direct.
The Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
9.3    No Waiver. The Lender shall be under no obligation to marshal any of the Collateral for the benefit of any Obligor or any other Person, and the Obligors expressly waive all rights, if any, to seek to require the Lender to marshal any Collateral.
9.4    Cumulative Remedies. The rights, powers and remedies of the Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of the Lender.

SECTION 10.     MISCELLANEOUS
10.1    Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Documents shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document.
10.2    Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)    If to the Lender:
DSM FINANCE B.V.
Attention: Michael Wahl and Vivian Huang
Het Overloon 1, 6411 TE Heerlen, Netherlands
Email:
with a copy (which shall not constitute notice) to:

LATHAM & WATKINS LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention:
Email:

If to the Obligors:
AMYRIS, INC.
Attention: Chief Legal Officer
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Phone:
Email:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attn:
Phone:
Email:
or to such other address as each party may designate for itself by like notice.
10.3    Entire Agreement; Amendments.
(a)    This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.
(b)    No amendment or waiver of, or supplement or other modification to, any Loan Document (other than any landlord, bailee or mortgagee agreement) or any provision thereof, shall (subject to Section 10.7) be effective unless the same shall be in writing and signed by the Obligors and the Lender, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.
10.4    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.5    No Waiver. The powers conferred upon the Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. No omission or delay by the Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Obligors at any time designated, shall be a waiver of any such right or remedy to which the Lender is entitled, nor shall it in any way affect the right of the Lender to enforce such provisions thereafter.
10.6    Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of the Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of the Loan Documents.
10.7    Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on the Obligors and their permitted assigns (if any). The Obligors shall not assign any obligations under this Agreement or any of the other Loan Documents without the Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. The Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to or consent of the Obligors (except that the Lender shall notify the Obligors of an assignment for the limited purpose of recording such assignment in the Register in accordance with Section 10.12), and all of such rights shall inure to the benefit of Lender’s successors and permitted assigns, provided, that, so long as Foris (as defined below) has not breached any of the Lender’s rights under Section 10.7 of the 2019 Foris Loan Agreement or Section 10.7 of the 2022 Foris Loan Agreement, the Lender may not assign, transfer or endorse its rights hereunder or under any other Loan Document (A) except during the continuance of an Event of Default, without the prior written consent of Foris Ventures LLC as Lender under (and as defined in) each of the 2019 Foris Loan Agreement and the 2022 Foris Loan Agreement (in each such capacity, together with its successors and assigns, “Foris”) (such consent not to be unreasonably withheld or delayed) and any such attempted assignment shall be void and of no effect, or (B) during the continuance of an Event of Default without the prior written consent of Foris (such consent not to be unreasonably withheld or delayed) to (i) any Person which is a direct a competitor of the Obligors, (ii) a Person which operates a business in the same industry as the Obligors or (iii) an Affiliate of any Person meeting the criteria in clauses (i) or (ii), excluding, in each case, any Person which, together with its consolidated Affiliates, at the time of assignment has equity investments in such a competitor, business or Affiliate not in excess of 10.0% of the total equity investments owned by such entities and their consolidated Affiliates and any such attempted assignment shall be void and of no effect. The Lender and the Borrower acknowledge and agree that notwithstanding any other provision of the Loan Documents (a) Foris is designated as an express third party beneficiary of this Section 10.7 and Foris is entitled to rely on and enforce the terms of this Section 10.7 as if it were an original party to this Agreement, (b) neither this Section 10.7 nor any other provision of the Loan Documents that could adversely affect Foris’ rights under this Section 10.7 may be amended, varied, supplemented, waived or otherwise modified except with the prior written consent of Foris, (c) Foris has provided its consent to the Borrower entering into this Agreement in reliance on (among other things) the provisions of this Section 10.7, and (d) failure by the Borrower or the Lender to comply with this Section 10.7 would adversely affect Foris’ interests.
10.8    Governing Law and Venue. This Agreement and the other Loan Documents and all actions arising out of or in connection with this Agreement or any other Loan Document shall be governed by and construed in accordance with the laws of the state of New York, without regard to the conflicts of law provisions of the state of New York. Each Obligor herby irrevocably waives any objection it would make now or hereafter for the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or any other Loan Document brought in the State courts and the federal courts of the United States sitting in New York County, New York, and hereby irrevocably waives any claim that such suit, action, or proceeding has been brought in an inconvenient forum.
10.9    Arbitration. Any dispute, controversy or claim arising out of or relating to any Loan Document or the subject matter hereof or thereof, including, but not limited to, any contractual, pre-contractual or noncontractual rights, obligations or liabilities and any question or dispute regarding the existence, validity, formation, effect, interpretation, performance, breach, termination or invalidity hereof or thereof (a “Dispute”), shall be finally settled by arbitration. Any arbitration initiated in connection with this Section 10.9 shall be conducted by the New York office of the American Arbitration Association (“AAA”) in accordance with AAA Commercial Rules in effect at the time of applying for arbitration (“AAA Rules”), except as the AAA Rules conflict with the provisions of this Section 10.9, in which event the provisions of this Section 10.9 shall control. The arbitration tribunal shall consist of three (3) arbitrators, one (1) to be appointed by the claimant, one (1) to be appointed by the respondent and the two (2) arbitrators so appointed shall jointly appoint the third arbitrator. The tribunal shall decide any dispute submitted by the Parties strictly in accordance with the substantive law of the state of New York and shall not apply any other substantive law. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The arbitration award shall be final, conclusive and binding on each party as from the date rendered. Judgment upon any arbitration award may be entered and enforced in any court having jurisdiction over a party or any of its assets.
10.10    Professional Fees. The Obligors promise to pay the Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses, all as set forth on a summary invoice provided to the Obligors. In addition, the Obligors promise to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by the Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, syndication, distribution, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the enforcement, collection or protection of the Lender’s rights in connection with this Agreement and the Loan Documents, including the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Obligors or the Collateral, and any appeal or review thereof; or (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Obligors, the Collateral or the Loan Documents, including representing the Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Obligor’s estate, and any appeal or review thereof.
10.11    Confidentiality. The Lender acknowledges that certain items of information provided to the Lender by the Obligors are confidential and proprietary information of the Obligors, if and to the extent such information either (x) is marked as confidential by an Obligor at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, the Lender agrees that any Confidential Information they may obtain pursuant to Section 7.1 of this Agreement, in the course of acquiring, administering, or perfecting the Lender’s security interest in the Collateral or otherwise shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Borrower, except that the Lender may disclose any such information: (a) to their respective directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if the Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided, that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public (other than as a result of the Lender’s breach of its obligations under this Section 10.11); (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by the Lender’s counsel; (e) to comply with any legal requirement or law applicable to the Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including the Lender’s sale, lease, or other disposition of Collateral after Default; (g) to any participant or assignee of the Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section 10.11 prior to disclosure; or (h) otherwise with the prior consent of the Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of each Obligor or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.
10.12    Assignment of Rights. The Obligors acknowledge and understand that the Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”), subject to the restrictions set forth in Section 10.7. After such a permitted assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of the Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, the Lender shall retain all rights, powers and remedies hereby given. No such assignment by the Lender shall relieve any Obligor of any of its obligations hereunder. The Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. The Obligors shall maintain a register (the “Register”) for the recordation of the name and address of the Lender and any assignee thereof and the principal amount of and stated interest on the amount owing to the Lender and such assignee pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error, and the Obligors and the Lender shall treat each person or entity whose name is recorded in the Register as the Lender for all purposes of this Agreement. In the event that the Lender sells a participation interest in any Loan, the Lender shall maintain a similar register; provided that the Lender shall be obligated to disclose the all or any portion of such participant register to any person except to that such disclosure is necessary to establish that each Loan and the amounts otherwise owing hereunder are in registered form under Section 5f.103-1(c) of the Treasury Regulations. The Parties shall take any other action necessary from time to time to establish that each Loan (and any Note(s) evidencing any Loan) and the amounts otherwise owing hereunder are in registered form under section 5f.103-1(c) of the Treasury Regulations.
10.13    Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Obligor for liquidation or reorganization, if any Obligor becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Obligor’s assets, or if any payment or transfer of Collateral is recovered from the Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to the Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, the Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to the Lender in Cash.
10.14    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
10.15    No Third-Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than the Lender and the Obligors unless specifically provided otherwise herein (including, without limitation, as specifically created in favor of Foris in Section 10.7), and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Obligors.
10.16    Publicity.
(a)    So long as the Lender provides the Obligors prior written notice and a reasonable opportunity to review, the Obligors consent to the publication and use by the Lender and any of its member businesses and Affiliates of (i) the Obligors’ names (including a brief description of the relationship between the Obligors and the Lender) and logo and a hyperlink to the Obligors’ web sites, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of the Obligors in the Lender Publicity Materials; and (iii) the Obligors’ names, trademarks or servicemarks in any news release concerning the Lender.
(b)    No Obligor nor any of its member businesses and Affiliates shall, without the Lender’s consent (which shall not be unreasonably withheld or delayed), publicize or use (i) the Lender’s name (including a brief description of the relationship between such Obligor and the Lender), logo or hyperlink to the Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of the Lender in the Borrower Publicity Materials; and (iii) the Lender’s name, trademarks, servicemarks in any news release concerning such Obligor, provided, however, that this provision shall not restrict such Obligor from disclosing or using any such information as required by applicable law or regulation.
10.17    Power of Attorney. Each Obligor hereby irrevocably appoints Lender as its true and lawful attorney-in-fact, (a) exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse each Obligor’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign each Obligor’s name on any invoice or bill of lading for any account or drafts against account debtors; (iii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Lender’s or an Obligor’s name, as Lender chooses); (iv) make, settle, and adjust all claims under each Obligor’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Lender or a third party as the Code permits; and (b) regardless of whether an Event of Default has occurred, to sign Obligor’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral. Lender’s foregoing appointment as each Obligor’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until such time as all Secured Obligations have been satisfied in full, Lender is under no further obligation to make Advances and the Loan Documents have been terminated. Lender shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.
10.18    Electronic Signatures. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
10.19    Protective Payments. If an Obligor fails to timely obtain the insurance called for by this Agreement or fails to pay any premium thereon or fails to timely pay any other amount which an Obligor is obligated to pay under any Loan Document or which may be required to preserve the Collateral, the Lender may obtain such insurance or make such payment, and all amounts so paid by the Lender are expenses of the Lender and immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. The Lender will make reasonable efforts to provide the Obligors with notice of the Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by the Lender are deemed an agreement to make similar payments in the future or the Lender’s waiver of any Event of Default.
10.20    Set off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, without prior notice to any Obligor, any such notice being expressly waived by the Obligors, to the fullest extent permitted by applicable law, to set off and apply any and all deposits, in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender to or for the credit or the account of any Obligor against any and all of the obligations of the Obligors now or hereafter existing under the Loan Documents to the Lender that are then due and payable, irrespective of whether or not the Lender shall have made any demand under any Loan Document and although such obligations of the Obligors may be contingent or unmatured. The rights of the Lender under this Section 10.20 are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.
10.21    Set Aside. To the extent that any payment by or on behalf of an Obligor is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
10.22    Additional Waivers.
(a)    The Secured Obligations are the joint and several obligation of each Obligor. To the fullest extent permitted by applicable law, the Secured Obligations of each Obligor shall not be affected by (i) the failure of the Lender to assert any claim or demand or to enforce or exercise any right or remedy against any other Obligor under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Lender.
(b)    The Secured Obligations of each Obligor shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the Secured Obligations of each Obligor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Obligor or that would otherwise operate as a discharge of any Obligor as a matter of law or equity.
(c)    To the fullest extent permitted by applicable law, each Obligor waives any defense based on or arising out of any defense of any other Obligor or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Obligor. The Lender may, at its election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with any other Obligor, or exercise any other right or remedy available to them against any other Obligor, without affecting or impairing in any way the liability of any Obligor hereunder. Each Obligor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Obligor against any other Obligor, as the case may be, or any security.

SECTION 11.     GUARANTY; WAIVERS.
11.1    Guaranty. In recognition of the direct and indirect benefits to be received by the Subsidiary Guarantors from the proceeds of the Advances and by virtue of the financial accommodations to be made to the Borrower, each of the Subsidiary Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees (this “Guaranty”) as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Secured Obligations plus any interest accruing on any unpaid amounts owing by such Subsidiary Guarantor hereunder (such interest to accrue at the rate set forth in Section 2.1(c)) from the date a demand is made for payment thereunder, plus any and all fees, costs and expenses in protecting or enforcing its rights and remedies with respect to the Guaranty, including, without limitation, attorney’s fees and fees, costs and expenses of litigation (the “Guarantied Obligations”). If any or all of the Secured Obligations constituting Guarantied Obligations becomes due and payable, each of the Subsidiary Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to the Lender that may be incurred by the Lender in demanding, enforcing, or collecting any of the Guarantied Obligations. If claim is ever made upon the Lender for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guarantied Obligations and the Lender repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over such payee or any of its property, or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower or any Subsidiary Guarantor), then and in each such event, each of the Subsidiary Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Subsidiary Guarantors, notwithstanding any revocation (or purported revocation) of this Guaranty or other instrument evidencing any liability of any Obligor, and the Subsidiary Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
11.2    Additionally, each of the Subsidiary Guarantors unconditionally and irrevocably guarantees the payment of any and all of the Guarantied Obligations to the Lender, whether or not due or payable by any other Obligor upon the occurrence of any of the events specified in Section 8.4, and irrevocably and unconditionally promises to pay such indebtedness to the Lender, without the requirement of demand, protest, or any other notice or other formality, in lawful money of the United States.
11.3    The liability of each of the Subsidiary Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guarantied Obligations, whether executed by any other Subsidiary Guarantor or by any other Person, and the liability of each of the Subsidiary Guarantors hereunder shall not be affected or impaired by (i) any payment on, or in reduction of, any such other guaranty or undertaking, (ii) any dissolution, termination, or increase, decrease, or change in personnel by any Obligor, (iii) any payment made to the Lender on account of the Secured Obligations which the Lender repays to any Obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Subsidiary Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (iv) any action or inaction by the Lender, or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the Secured Obligations or of any security therefor.
11.4    This Guaranty includes all present and future Guarantied Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Subsidiary Guarantor hereby waives any right to revoke this Guaranty as to future Guarantied Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Subsidiary Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by the Lender, (ii) no such revocation shall apply to any Guarantied Obligations in existence on the date of receipt by the Lender of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any member of the Lender in existence on the date of such revocation, (iv) no payment by any Subsidiary Guarantor, the Borrower, or from any other source, before the date of the Lender’s receipt of written notice of such revocation shall reduce the maximum obligation of such Subsidiary Guarantor hereunder, and (v) any payment by the Borrower or from any source other than such Subsidiary Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of such Subsidiary Guarantor hereunder. This Guaranty shall be binding upon each Subsidiary Guarantor, its successors and assigns and inure to the benefit of and be enforceable by the Lender and its successors, transferees, or assigns.
11.5    The guaranty by each of the Subsidiary Guarantors hereunder is a guaranty of payment and not of collection. The obligations of each of the Subsidiary Guarantors hereunder are independent of the obligations of any other Subsidiary Guarantor or Obligor or any other Person and a separate action or actions may be brought and prosecuted against one or more of the Subsidiary Guarantors whether or not action is brought against any other Subsidiary Guarantor or Obligor or any other Person and whether or not any other Subsidiary Guarantor or Obligor or any other Person be joined in any such action or actions. Each of the Subsidiary Guarantors waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Obligor or other circumstance which operates to toll any statute of limitations as to any Obligor shall operate to toll the statute of limitations as to each of the Subsidiary Guarantors.
11.6    Each of the Subsidiary Guarantors authorizes the Lender without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:
(a)    change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter: (A) any of the Secured Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon); or (B) any security therefor or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Secured Obligations as so changed, extended, renewed, or altered;
(b)    take and hold security for the payment of the Secured Obligations and sell, exchange, release, impair, surrender, realize upon, collect, settle, or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Secured Obligations or any of the Guarantied Obligations (including any of the obligations of all or any of the Subsidiary Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, or any offset on account thereof;
(c)    exercise or refrain from exercising any rights against any Obligor;
(d)    release or substitute any one or more endorsers, guarantors, any Obligor, or other obligors;
(e)    settle or compromise any of the Secured Obligations, any security therefor, or any liability (including any of those of any of the Subsidiary Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Obligor to its creditors;
(f)    apply any sums by whomever paid or however realized to any liability or liabilities of any Obligor to the Lender regardless of what liability or liabilities of such Obligor remain unpaid;
(g)    consent to or waive any breach of, or any act, omission, or default under, any Loan Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement any other Loan Document or any of such other instruments or agreements; or
(h)    take any other action that could, under otherwise applicable principles of law, give rise to a legal or equitable discharge of one or more of the Subsidiary Guarantors from all or part of its liabilities under this Guaranty.
11.7    It is not necessary for the Lender to inquire into the capacity or powers of any of the Subsidiary Guarantors or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Secured Obligations made or created in reliance upon the professed exercise of such powers shall be guarantied hereunder.
11.8    Each Subsidiary Guarantor jointly and severally guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The obligations of each Subsidiary Guarantor under this Guaranty are independent of the Guarantied Obligations, and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor to enforce such obligations, irrespective of whether any action is brought against any other Subsidiary Guarantor or whether any other Subsidiary Guarantor is joined in any such action or actions. The liability of each Subsidiary Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and each Subsidiary Guarantor hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guarantied Obligations resulting from the extension of additional credit;
(c)    any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver of, or consent to departure from any other guaranty, for all or any of the Guarantied Obligations;
(d)    the existence of any claim, set-off, defense, or other right that any Subsidiary Guarantor may have at any time against any Person, including the Lender;
(e)    any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor;
(f)    any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender including any defense based upon an impairment or elimination of such Subsidiary Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Subsidiary Guarantor against any other Obligor or any guarantors or sureties;
(g)    any change, restructuring, or termination of the corporate, limited liability company, or partnership structure or existence of any Obligor; or
(h)    any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety (other than a defense of payment in full or performance in full of the Guarantied Obligations).
11.9    Each of the Subsidiary Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Lender to (i) proceed against any other Obligor or any other Person, (ii) proceed against or exhaust any security held from any other Obligor or any other Person, or (iii) protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Obligor, any other Person, or any collateral, or (iv) pursue any other remedy in the Lender’s power whatsoever. Each of the Subsidiary Guarantors waives any defense based on or arising out of any defense of any Obligor or any other Person, other than payment of the Guarantied Obligations to the extent of such payment, based on or arising out of the disability of any Obligor or any other Person, or the validity, legality, or unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Obligor other than payment of the Secured Obligations to the extent of such payment. The Lender may foreclose upon any Collateral held by the Lender by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy the Lender may have against any Obligor or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Subsidiary Guarantors hereunder except to the extent the Guarantied Obligations have been paid.
11.10    Each of the Subsidiary Guarantors waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional Secured Obligations or other financial accommodations, in each case, except with respect to any notices expressly required pursuant to the terms of this Agreement or any other Loan Document. Each of the Subsidiary Guarantors waives notice of any Default or Event of Default under any of the Loan Documents. Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of each Obligor’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope, and extent of the risks which each of the Subsidiary Guarantors assumes and incurs hereunder, and agrees that the Lender shall not have any duty to advise any of the Subsidiary Guarantors of information known to them regarding such circumstances or risks.

11.11    To the fullest extent permitted by applicable law, each Subsidiary Guarantor hereby waives: (A) any right to assert against the Lender, any defense (legal or equitable) (other than a defense of payment in full or performance in full of the Guarantied Obligations), set-off, counterclaim, or claim which each Subsidiary Guarantor may now or at any time hereafter have against Borrower or any other party liable to the Lender; (B) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (C) any right or defense arising by reason of any claim or defense based upon an election of remedies by the Lender including any defense based upon an impairment or elimination of such Subsidiary Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Subsidiary Guarantor against the Borrower or other guarantors or sureties; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder.
11.12    No Subsidiary Guarantor will exercise any rights that it may now or hereafter acquire against any Obligor or any other Subsidiary Guarantor that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor’s obligations under this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Lender against any Obligor or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Obligor or any other Subsidiary Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guarantied Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and all of the Lender’s commitments under the Loan Documents have been terminated. If any amount shall be paid to any Subsidiary Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Lender, and shall forthwith be paid to the Lender to be credited and applied to the Guarantied Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guarantied Obligations or other amounts payable under this Guaranty thereafter arising. Notwithstanding anything to the contrary contained in this Guaranty, no Subsidiary Guarantor may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Obligor (the “Foreclosed Obligor”), including after payment in full of the Secured Obligations, if all or any portion of the Secured Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Obligor whether pursuant to this Agreement or otherwise.
11.13    In accordance with Section 2856 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction, each of the Subsidiary Guarantors hereby (except with respect California Civil Code Section 2848, as set forth below) waives (subject to reinstatement after the Guaranteed Obligations have been paid in full) until such time as the Guarantied Obligations have been paid in full:
(a)    all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Subsidiary Guarantors by reason of Sections 2787 to 2855 (other than 2848), inclusive, 2899, and 3433 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction; and
(b)    all rights and defenses arising out of an election of remedies by the Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guarantied Obligations, has destroyed Subsidiary Guarantors’ rights of subrogation and reimbursement against any Obligor by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.
11.14 Each Subsidiary Guarantor agrees to postpone its rights under California Civil Code Section 2848 until the payment in full of the Guaranteed Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations).

11.15    Each of the Subsidiary Guarantors represents, warrants, and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective to the maximum extent permitted by law.
11.16    Notwithstanding any other provision of this Section 11, the amount guaranteed by each Subsidiary Guarantor hereunder shall be limited to a maximum amount as would not, after giving effect to such maximum amount, render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or comparable law. In determining the limitations, if any, on the amount of any Subsidiary Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Subsidiary Guarantor may have under this Section 11, any other agreement or applicable law shall be taken into account. Subject to the restrictions, limitations and other terms of this Agreement, each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.
11.17    All payments on account of all Indebtedness, liabilities and other obligations of any Obligor to any Subsidiary Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Indebtedness”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in Cash or Cash Equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Subsidiary Guarantor shall not accept or receive any payment or distribution by or on behalf of any Obligor or any other Subsidiary Guarantor, directly or indirectly, or assets of any Obligor or any other Subsidiary Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Indebtedness, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subsidiary Guarantor Subordinated Indebtedness (“Subsidiary Guarantor Subordinated Indebtedness Payments”), except that, so long as an Event of Default does not then exist, any Subsidiary Guarantor shall be entitled to accept and receive payments on its Subsidiary Guarantor Subordinated Indebtedness, in accordance with past business practices of such Subsidiary Guarantor and the Borrower (or any other applicable Subsidiary Guarantor) and not in contravention of any law or the terms of the Loan Documents.
If any Subsidiary Guarantor Subordinated Indebtedness Payments shall be received in contravention of this Section 11, such Subsidiary Guarantor Subordinated Indebtedness Payments shall be held in trust for the benefit of the Lender and shall be paid over or delivered to the Lender for application to the payment in full in Cash or Cash Equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 11 after giving effect to any concurrent payments or distributions to the Lender in respect of the Guaranteed Obligations.
11.18    This Guaranty is a continuing guaranty and shall continue in effect and be binding upon each Subsidiary Guarantor until payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by the Lender of written notice from such Subsidiary Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided, that no revocation or termination of this guaranty shall affect in any way any rights of the Lender hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Lender in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.
11.19    This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the Obligors (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to any Obligor, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by the Lender, whether as a result of proceedings under any bankruptcy law or otherwise. All losses, damages, costs and expenses that the Lender may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of the Lender contained in Section 6.2.
11.20    The Loan provided to or for the benefit of the Obligors hereunder by the Lender has been and is to be contemporaneously used for the benefit of the Obligors and each Subsidiary Guarantor and their respective Subsidiaries. It is the position, intent and expectation of the parties that the Obligors and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the Loan to be made available by the Lender under the Loan Documents. Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable Laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this Guaranty, such Subsidiary Guarantor will be Solvent and will not be subject to any Insolvency Proceedings.
11.21    KNOWING AND EXPLICIT WAIVERS. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 11. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH SUBSIDIARY GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.
11.22    If, while any Subsidiary Guarantor Subordinated Indebtedness is outstanding, any proceeding under any Bankruptcy Law is commenced by or against any Obligor or its property, the Lender is hereby irrevocably authorized and empowered (in the name of such Obligor or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Indebtedness and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Lender; and each Subsidiary Guarantor shall promptly take such action as Lender may reasonably request: (A) to collect the Subsidiary Guarantor Subordinated Indebtedness for the account of such Obligor and any Subsidiary Guarantor and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Indebtedness; (B) to execute and deliver to the Lender such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Indebtedness; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Indebtedness Payments.
(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, the Obligors and the Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.
BORROWER:

AMYRIS, INC.
Signature:
Print Name:
Title:
SUBSIDIARY GUARANTORS
AMYRIS CLEAN BEAUTY, INC.
Signature:
Print Name:
Title:
AMYRIS FUELS, LLC
Signature:
Print Name:
Title:
AB TECHNOLOGIES LLC
Signature:
Print Name:
Title:
Accepted:

LENDER:

DSM FINANCE B.V.
Signature:
Print Name:
Title: